CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Exhibit 4.16

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION HAS BEEN MARKED AS “[REDACTED]”.

Private & Confidential	Execution version

Dated 17 December 2021

HAFNIA PTE. LTD.

as Borrower

guaranteed by

HAFNIA LIMITED

with

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), SINGAPORE BRANCH

as Lender

and

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

as Hedging Provider

FACILITY AGREEMENT

Up to $84,400,000 senior secured term loan and

revolving credit facility

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Contents

Clause		Page

Section 1 - Interpretation		5

1	Definitions and interpretation	5

Section 2 - The Facilities		26

2	The Facilities	26

3	Purpose	26

4	Conditions of Utilisation	26

Section 3 - Utilisation		28

5	Utilisation	28

Section 4 - Repayment, Prepayment and Cancellation		30

6	Repayment	30

7	Illegality, prepayment and cancellation	31

Section 5 - Costs of Utilisation		36

8	Interest	36

9	Interest Periods	37

10	Changes to the calculation of interest	38

11	Fees	39

Section 6 - Additional Payment Obligations		40

12	Tax gross-up and indemnities	40

13	Increased Costs	43

14	Other indemnities	44

15	Mitigation by the Lender	47

16	Costs and expenses	48

Section 7 - Guarantee		50

17	Guarantee and indemnity	50

Section 8 - Representations, Undertakings and Events of Default		53

18	Representations	53

19	Information undertakings	58

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

20	Financial covenants	61

21	General undertakings	63

22	Dealings with Ship	67

23	Condition and operation of Ship	69

24	Insurance	72

25	Minimum security value	77

26	Hedging Contracts	81

27	Business restrictions	82

28	Events of Default	83

Section 9 - Changes to Parties		89

29	Changes to the Lender	89

30	Changes to the Obligors	90

Section 10 – Security and application		91

31	Enforcement of the Security Interests pursuant to the Security Documents	91

32	Application of proceeds	91

33	Conduct of business by the Lender	92

Section 11 - Administration		93

34	Payment mechanics	93

35	Set-off	94

36	Notices	95

37	Calculations and certificates	96

38	Partial invalidity	96

39	Remedies and waivers	97

40	Replacement of Screen Rate	97

41	Confidentiality	99

42	Confidentiality of Funding Rates	103

43	Counterparts	104

44	Contractual recognition of bail-in	104

Section 12 - Governing Law and Enforcement		105

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

THIS AGREEMENT is dated 17 December	2021 and made between:

(A)	HAFNIA PTE. LTD. as borrower (the Borrower);

(B)	HAFNIA LIMITED (the Parent);

(C)	SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), SINGAPORE BRANCH as lender (the Lender); and

(D)	SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) as hedging provider (the Hedging Provider).

IT IS AGREED as follows:

Section 1 - Interpretation

1	Definitions and interpretation

Definitions

1.1	In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:

Accounting Reference Date means 31 December or such other date as may be informed by the Borrower.

Affiliate means, in relation to any person, a branch or Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Annex VI means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

Anti-Terrorism Law means the US Patriot Act, the US Money Laundering Control Act of 1986 (18 USC sect. 1956), the US Executive Order No. 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, issued 23 September 2001, as amended by Order No. 13268 (the Executive Order), Terrorism (Suppression of Financing) Act (Cap. 325) of Singapore or any similar laws enacted in or by the United States, the European Union, Singapore or a country whose laws are applicable to an Obligor.

Approved Brokers means Fearnleys Shipbrokers, Simpson Spence & Young, Lorentzen & Stemoco, Clarksons Valuations, Drewry Maritime Advisors, Braemar Seascope Limited, Maersk Broker and Arrow Sale & Purchase (UK) Limited and such other independent reputable brokers nominated by the Borrower and approved in writing by the Lender.

Approved Classification Society means DNV, American Bureau of Shipping, Lloyds Register, Bureau Veritas and Nippon Kaiji Kyokai or such other classification society nominated by the Borrower and approved in writing by the Lender and, in relation to each Ship on the Utilisation Date in relation to the Term Loan, the Approved Classification Society specified in respect of such Ship in Schedule 2 (Ship information).

Approved Flag State means Hong Kong, Singapore, Norway (NIS), Marshall Islands, the Bahamas, Panama, Bermuda, Isle of Man, United Kingdom, Malta, Denmark (DIS) or such other jurisdiction as may be requested by the Borrower and approved in writing by the Lender with such consent not to be unreasonably withheld or delayed) from time to time.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Approved Manager means:

(a)	Hafnia Pte. Ltd. and Hafnia Pools Pte. Ltd. (or any of its subsidiaries) or such other internationally recognised management company nominated by the Borrower involved in the commercial management of LR2, LR1, MR or handy tankers as commercial managers; and

(b)	BW Fleet Management Pte. Ltd., V. Ships Asia Group Pte. Ltd., Synergy Marine Pte. Ltd., Donnelly Tanker Management Limited, Thome Ship Management Pte. Ltd., Wallem Group Limited, MMS Co., Ltd. Singapore Branch and Norden Synergy Ship Management A/S as technical managers, or, in either case, any other Subsidiary of BW Group or the Parent or any other management company nominated by the Borrower and approved in writing by the Lender as the technical and/or commercial manager of each Ship.

Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Asset Cover is as defined in clause 7.9 (Sale).

Auditors means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or another reputable firm of international chartered accountants selected by the Borrower.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to any other state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c)	in relation to the United Kingdom, the UK Bail-In Legislation.

Basel II Accord means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord.

Basel II Approach means, in relation to the Lender, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by the Lender (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.

Basel II Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel II Regulation in force as at the date hereof (whether such implementation, application or compliance is by a government, regulator, Lender or any of its Affiliates).

Basel II Regulation means:

(a)	any law or regulation implementing the Basel II Accord (including the relevant provisions of directive 2013/36/EU (CRD IV) and regulation 575/2013 (CRR) of the European Union) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord; and

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(b)	any Basel II Approach adopted by the Lender or any of its Affiliates.

Basel III Accord means, together:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, Lender or any of its Affiliates).

Basel III Regulation means any law or regulation implementing the Basel III Accord (including CRD IV and CRR) save to the extent that such law or regulation re-enacts a Basel II Regulation.

Break Costs means the amount (if any) by which:

(a)	the interest (excluding the Margin) which the Lender should have received for the period from the date of receipt of all or any part of any Loan or relevant part of it or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or relevant part of it or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Stockholm and Singapore and, with respect to any payments to be made hereunder, New York.

BW Group means BW Group Limited, an exempted limited liability corporation incorporated under the laws of Bermuda with registered number 39869 and registered address at Washington Mall Phase 2, 4th Floor, Suite 400, 22 Church Street, HM1189, Hamilton, HM EX, Bermuda.

Change of Control Event means that:

(a)	the interests of Mr Andreas Sohmen-Pao, his immediate family and their respective heirs and successors, including trusts or similar arrangements of which they are individual or collective beneficiaries (together, the Sohmen Family Trust) cease to beneficially hold more than 50% of the issued share capital of BW Group or such number of shares in the BW Group as carry more than 50% of the voting rights normally exercisable at a general meeting of BW Group; or

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(b)	BW Group ceases to beneficially and legally hold (directly or indirectly) 20% or more of the issued share capital of the Parent or such number of shares in the Parent as carry 20% or more of the voting rights normally exercisable at a general meeting of the Parent.

Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Security Documents.

Classification means, in relation to a Ship, the classification specified in respect of such Ship in the classification certificate relevant to that Ship and to be provided pursuant to Schedule 3, Part 3, paragraph 2(b)Schedule 32(b) with an Approved Classification Society as its classification or such other equivalent classification of another Approved Classification Society if the Approved Classification Society for such Ship changes in accordance with the terms of this Agreement.

Code means the US Internal Revenue Code of 1986.

Commitment means the Term Loan Facility Commitment or Revolving Credit Facility Commitment and Commitments means all of them.

Compliance Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate) or otherwise approved.

Confidential Information means all information relating to an Obligor, the Group, the shareholders of the Parent, the Finance Documents or the Facilities of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Facilities from either:

(a)	any member of the Group or any of its advisers; or

(b)	any shareholders of the Parent,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(c)	information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of clause 41 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers or any shareholder of the Parent or any of its advisers; or

(iii)	is known by the Lender before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(d)	any Funding Rate.

Confirmation shall have, in relation to any Hedging Transaction, the meaning given to it in the relevant Hedging Master Agreement.

Constitutional Documents means, in respect of an Obligor, such Obligor's memorandum and articles of association, bye-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions precedent).

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Deed of Covenant means, in relation to a Ship or a Substitute Ship in respect of which the Mortgage is in account current form, a first deed of covenant in respect of such Ship or Substitute Ship containing a first assignment of its interest in the Ship's or Substitute Ship’s Insurances, Earnings and Requisition Compensation and any charters with a fixed period in excess of thirty six (36) months by the relevant Owner in favour of the Lender in the agreed form.

Default means an Event of Default or any event or circumstance specified in clause 28 (Events of Default) which would (with the expiry of a grace period or lapse of time, the giving of notice, the making of any determination under the Finance Documents or any combination of the foregoing) be an Event of Default.

Disposal Repayment Date (Total Loss) means, in relation to a Total Loss of a Mortgaged Ship, the applicable Total Loss Repayment Date.

Disposal Repayment Date (Sale) means, in relation to a sale of a Mortgaged Ship by the relevant Owner, the date upon which such sale is completed by the transfer of title to the purchaser in exchange for payment of all or part of the relevant purchase price.

Earnings means, in relation to a Ship and a person:

(a)	subject to paragraph (b) below, all money at any time payable to that person for or in relation to the use or operation of such Ship including freight, hire and passage moneys, money payable to that person for the provision of services by or from such Ship or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment; and

(b)	where a Ship is engaged and operates under any Pool Agreement, the pool distributions payable or to become payable to the Borrower or any bareboat charterer in relation to that Ship in accordance with the Pool Agreement.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

Environmental Approval means any and all consents, authorisations, licenses or approval of any Government Entity required under any Environmental Laws applicable to any Ship or any part thereof or to the operation of, or the carriage of cargo and/or passengers on, or the provision of goods and/or services from any Ship or any part thereof.

Environmental Claims means:

(a)	enforcement, clean-up, removal or other governmental or regulatory action or orders or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or

(b)	any claim made by any other person relating to a Spill.

Environmental Incident means any Spill from any vessel in circumstances where:

(a)	any Mortgaged Ship or its owner, operator or manager may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(b)	any Mortgaged Ship may be arrested or attached in connection with any such Environmental Claim.

Environmental Laws means all laws, regulations and conventions concerning pollution or protection of human health or the environment.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Event of Default means any event or circumstance specified as such in clause 28 (Events of Default).

Existing Facility means the facility agreement dated 22 June 2015 made between, inter alia, the Borrower, the Parent and DNB Bank ASA.

Facility Office means the office notified by the Lender to the Borrower in writing on or before the date of this Agreement (or, following that date, by not less than five (5) Business Days' written notice) as the office through which it will perform its obligations under this Agreement.

Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Obligors under the Finance Documents has been fully paid and discharged.

Facilities means the Term Loan Facility and the Revolving Credit Facility made available under this Agreement as described in clause 2 (The Facilities) and Facility means either of them.

Fair Market Value means, in respect of any Ship, the average of the valuations, determined in accordance with clause 25 (Minimum security value) or, for the purposes of clause 5.7, as required under clause 4 (Conditions of Utilisation).

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in (a); or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in (a) or (b) with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Final Repayment Date means subject to clauses 34.5 and 34.6 (Business Days), the 19th Quarter Date after the First Repayment Date.

Finance Documents means this Agreement, the Security Documents, the Hedging Contracts, any Hedging Master Agreement and any other document designated as such by the Lender and the Borrower.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(d)	the amount of any liability in respect of any lease or hire purchase contract which are classified as borrowings or debt under GAAP;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Final Repayment Date or are otherwise classified as borrowings under GAAP;

(i)	any amount of any liability under an advance or deferred purchase agreement if (a) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (b) the agreement is in respect of the supply of assets or services and payment is due more than one hundred and eighty (180) days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back, sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(k)	without double counting, the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

First Repayment Date means, subject to clauses 34.5 and 34.6 (Business Days), in relation to the Term Loan Facility, the first Quarter Date after the first Utilisation Date, or if there is less than forty five (45) days between the first Utilisation Date and the first Quarter Date, the next Quarter Date thereafter.

Flag State means, in relation to a Ship, the country specified in respect of such Ship in Schedule 2 (Ship information), being an Approved Flag State, or such other state or territory as may be approved by the Lender or as permitted by the terms of clause 22.3 (Ship's name and registration), at the request of the relevant Owner, as being the "Flag State" of such Ship for the purposes of the Finance Documents.

Funding Rate means any individual rate notified by the Lender to the Borrower pursuant to clause 10.3(a)(ii) (Cost of funds).

GAAP means International Accounting Standards, International Financial Reporting Standards and related interpretations as amended, supplemented, issued or adopted from time to time by the International Accounting Standards Board to the extent applicable to the relevant financial statements.

Government Entity means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant.

Group means the Parent and its Subsidiaries (including the Borrower and the relevant Owner) and, for the purposes of clauses 19.3 to 19.5 (Financial statements) and clause 20 (Financial covenants), any other entity required to be treated as a subsidiary in its consolidated accounts in accordance with GAAP and/or any applicable law.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Group Member means any Obligor and any other entity which is part of the Group.

Hazardous Materials means any material or substance which is liable to create hazards to human health and/or the environment.

Hedging Contract means any Hedging Transaction in connection with the Facilities between the Borrower and the Hedging Provider pursuant to any Hedging Master Agreement and includes the Hedging Master Agreement and any Confirmations from time to time exchanged under it and governed by its terms relating to that Hedging Transaction and any contract in relation to such a Hedging Transaction constituted and/or evidenced by them and Hedging Contracts means all of them.

Hedging Master Agreements means the agreements made or (as the context may require) to be made between the Borrower and the Hedging Provider comprising a 2002 ISDA Master Agreement and Schedule thereto in the agreed form and Hedging Master Agreement means any of them.

Hedging Transaction has, in relation to any Hedging Master Agreement, the meaning given to the term “Transaction” in that Hedging Master Agreement.

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

Hong Kong Convention means The Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009.

Increased Costs has the meaning given to it in clause 13.2 (Increased costs).

Indemnified Person means:

(a)	the Lender and each Receiver and any attorney, agent or other person appointed by them under the Finance Documents;

(b)	each Affiliate of those persons; and

(c)	any officers, directors, employees, advisers, representatives or agents of any of the above persons.

Insurance Notice means, in relation to a Ship, a notice of assignment in the form scheduled to the Ship’s Deed of Covenant or in another approved form.

Insurance Undertakings means, in relation to a Ship, any undertaking to be provided by an approved person in favour of the Lender in the agreed form in respect of such person’s interest in the Ship’s Insurances, as required in accordance with clause 24.4 (Placing of cover).

Insurances means, in relation to a Ship:

(a)	all policies and contracts of insurance; and

(b)	all entries in a protection and indemnity or war risks or other mutual insurance association or other approved war risks insurers,

in the name of the relevant Owner or the joint names of the relevant Owner and any other person in respect of or in connection with such Ship and/or the relevant Owner’s Earnings from the Ship and includes all benefits thereof (including the right to receive claims and to return of premiums).

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Interbank Market means the London interbank market.

Interest Period means, in relation to a Loan, each period determined in accordance with clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clauses 8.3 to 8.5 (Default interest).

Interpolated Screen Rate means, in relation to LIBOR for any Loan or any part of it or any Unpaid Sum, the rate (rounded upwards to four decimal places) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period of that Loan (or the relevant part of it) or the relevant Unpaid Sum; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period for that Loan (or the relevant part of it) of the relevant Unpaid Sum, each as of 11:00 a.m. (London time) on the Quotation Day.

Last Availability Date means:

(a)	in relation to the Term Loan Facility, 11 February 2022; and

(b)	in relation to the Revolving Credit Facility, the 6th Quarter Date after the First Repayment Date.

Legal Opinion means any legal opinion delivered to the Lender under clause 4 (Conditions of Utilisation).

Legal Reservations means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

Lender means:

(a)	the entity listed in Schedule 1 (The original parties); and

(b)	any lender which has become a Party as the Lender in accordance with clause 29 (Changes to the Lender),

which in each case has not ceased to be the Lender in accordance with the terms of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

LIBOR means, in relation to any Loan or any Unpaid Sum:

(a)	the applicable Screen Rate as of 11:00 am London time on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to clause 10.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

Loan Period means the period from the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Obligors under the Finance Documents (excluding the Hedging Contracts) has been fully paid and discharged.

Loans mean the Term Loan and each Revolving Credit Facility Loan and Loan means any of them.

London Business Days means a day or days (other than a Saturday or Sunday) on which banks are open for general business in London.

Losses means any costs, expenses, payments, charges, losses, demands, liabilities, claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.

Loss Payable Clauses means, in relation to a Ship, the provisions concerning payment of claims under the Ship's Insurances in the form scheduled to the Ship’s Deed of Covenant or in another approved form.

Major Casualty means, in relation to a Ship, any casualty to that Ship in relation to which the claim or the aggregate claims against insurers, before adjustment for any recovery against a third party or any deductible, exceeds or may exceed the Major Casualty Amount.

Major Casualty Amount means, in relation to each Ship or any ‘Substitute Ship’ for a Ship in accordance with clause 25.15 (Substitution of a Mortgaged Ship) three million five hundred thousand dollars ($3,500,000) (or the equivalent in any other currency).

Manager's Undertaking means, in relation to a Ship, an undertaking by any manager of the Ship to the Lender in the agreed form pursuant to clause 22.6 (Manager).

Margin means (a) in respect of the Term Loan Facility, [REDACTED] per annum and (ii) in respect of the Revolving Credit Facility, [REDACTED] per annum.

Material Adverse Effect means a material adverse effect on:

(a)	the business, operations, property or condition (financial or otherwise) of the Group taken as a whole; or

(b)	the ability of an Obligor to perform its payment or other material obligations under the Finance Documents; or

(c)	the legality, validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.

Minimum Value means, at any time, the amount in dollars which is at that time equal to (i) from the date of this Agreement until the Revolving Credit Facility Maturity Date, one hundred and ten per cent (110%) and (ii) thereafter, one hundred and twenty five per cent (125%) of X where X equals:

(a)	the aggregate of the Loans outstanding and any undrawn and uncancelled Revolving Credit Facility Commitments that are not part of the Suspended Undrawn Revolving Credit Facility minus:

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(b)	the amount of the mandatory prepayment applied or to be applied under clauses 7.10 to 7.11 (Total Loss) as a result of any Mortgaged Ship which has become a Total Loss but whose Disposal Repayment Date (Total Loss) has not then occurred; and

(c)	in the context of clause 25.12 (Security shortfall) only, the amount of any cash security then provided and accepted under clause 25.12 (Security shortfall).

Minimum Value Relating to Sale is as defined in clause 7.9 (Sale).

Mortgage means, in relation to a Ship or a Substitute Ship, a first mortgage of such Ship or Substitute Ship in the agreed form by the relevant Owner in favour of the Lender.

Mortgage Period means, in relation to a Mortgaged Ship, the period from the date the Mortgage over that Ship or Substitute Ship is executed and registered until the date such Mortgage is released and discharged or, if earlier, its Total Loss Date.

Mortgaged Ship means, at any relevant time, any Ship or Substitute Ship which is subject to a Mortgage and/or whose Earnings, Insurances and Requisition Compensation are subject to a Security Interest under the Finance Documents.

New Lender has the meaning given to that term in clause 29 (Changes to the Lender).

Non-obligor Security Documents means:

(a)	any Manager's Undertaking in relation to a Ship if required under clause 22.6 (Manager); and

(b)	if applicable, any Insurance Undertaking in relation to a Ship if required under clause 24.4 (Placing of cover).

Obligors means the Borrower, the Parent and each Owner (and any other person specified as an ‘Obligor’ in any Finance Document) and Obligor means any one of them.

Original Financial Statements means:

(a)	the audited consolidated financial statements of the Parent for its financial year ended 2020; and

(b)	the audited consolidated financial statements of the Borrower for its financial year ended 2020.

Original Jurisdiction means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of any other Obligor, as at the date on which that Obligor becomes an Obligor.

Original Security Documents means:

(a)	the Shipowner Guarantees from the relevant Owner;

(b)	the Mortgages over each of the Ships; and

(c)	the Deeds of Covenant over each of the Ships.

Owner means, as at the date of this Agreement, BW Clearwater Pte. Ltd. a private limited company incorporated in Singapore with UEN no. 201412450K and registered office at 10 Pasir Panjang Road #18-01 Mapletree Business City Singapore 117438 or any Substitute Owner.

Parent means the company described as such in Schedule 1 (The original parties).

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Party means a party to this Agreement.

Payment Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents (other than the Hedging Contracts and the Hedging Master Agreements) to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems- related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents (other than the Hedging Contracts and the Hedging Master Agreements); or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents (other than the Hedging Contracts and the Hedging Master Agreements),

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Permitted Maritime Liens means, in relation to any Mortgaged Ship:

(a)	any ship repairer's or outfitter's possessory lien in respect of the Ship permitted under clause 23.17 (Repairer’s Lien);

(b)	any lien on the Ship for master's, officer's or crew's wages and master’s disbursements outstanding in the ordinary course of its trading; and

(c)	any lien on the Ship for salvage,

provided that in the case of the liens referred to above, such liens secure obligations which are not more than sixty (60) days overdue (unless the overdue amount is being contested (or, in the case of salvage, negotiated) in good faith by appropriate steps and, for the payment of which, adequate reserves have been made) and so long as the existence of any such proceedings or the continued existence of any such lien does not involve any likelihood of the sale, forfeiture or loss of, or any interest in, any Mortgaged Ship.

Permitted Security Interests means, in relation to any Charged Property, any Security Interest over it which is:

(a)	granted by the Finance Documents; or

(b)	a Permitted Maritime Lien;

(c)	in respect of any Ship prior to the commencement of the Mortgage Period for that Ship, any Security Interest granted in connection with the Existing Facility by the Owner or any other person over that Ship or its Earnings, Insurances, charters or Requisition Compensation; or

(d)	is approved.

Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Pool Agreement means a pooling arrangement pursuant to a pool management agreement or similar agreement.

Poseidon Principles means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published on 18 June 2019 as the same may be amended or replaced (to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organization) from time to time.

Quarter Date means, subject to clauses 34.5 and 34.6 (Business Days), each of 31 March, 30 June, 30 September and 31 December of each calendar year.

Quotation Day means (a) in relation to any period for which an interest rate is to be determined, two (2) London Business Days before the first day of that period unless market practice differs in the Interbank Market for a currency, in which case the Quotation Day for that currency shall be determined by the Lender in accordance with market practice in the Interbank Market (and if quotations would normally be given by leading banks in the Interbank Market on more than one day, the Quotation Day will be the last of those days) and (b) in relation to any Interest Period the duration of which is selected by the Lender pursuant to clause 8.3 (Default interest), such date as may be determined by the Lender (acting reasonably).

Receiver means a receiver or a receiver and manager or an administrative receiver appointed in relation to the whole or any part of any Charged Property under any relevant Security Document.

Registry means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the relevant Ship, the relevant Owner’s title to such Ship and the relevant Mortgage under the laws of its Flag State.

Relevant Jurisdiction means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any Charged Property owned by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

Relevant Period has the meaning given to that term in clause 20.2 (Financial definitions).

Relevant Person means the Obligors and each of its Subsidiaries and each of their respective directors and officers, employees, agents and representatives.

Repayment Date means, subject to clauses 34.5 and 34.6 (Business Days):

(a)	the First Repayment Date;

(b)	each of the Quarter Dates after the First Repayment Date up to but not including the Final Repayment Date; and

(c)	the Final Repayment Date.

Repeating Representations means each of the representations and warranties set out in clauses 18.2 to 18.3, 18.5 to 18.7, 18.10 to 18.18, 18.23, 18.25, 18.26, 18.29 to 18.33, 18.36 to 18.37, 18.40, 18.42(a) and 18.42(b) and 18.44.

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Requisition Compensation means, in relation to a Ship, any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of such Ship.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

Restricted Party means a person that is:

(a)	listed on any Sanctions List (whether designated by name or by reason of being included in a class of person); or

(b)	located in or incorporated under the laws of any country or territory that is, or whose government is, the target of comprehensive, country- or territory-wide Sanctions; or

(c)	50% or more owned, or otherwise controlled, by a person or persons referred to in (a) and/or (b) above,

in each case, only to the extent that the Lender would be prohibited or restricted by Sanctions from transacting or dealing with (including but not limited to being a Party) or otherwise exercising any rights in respect of, or fulfilling any duties or obligations owed to, such a person.

Revolving Credit Facility means the revolving credit facility made available by the Lender under this Agreement as described in clause 2 (The Facilities).

Revolving Credit Facility Commitment means the amount set out under the Lender’s name under the heading “Revolving Credit Facility Commitment” in Schedule 1 (The original parties) to the extent not cancelled, reduced or transferred by it under this Agreement.

Revolving Credit Facility Loan means a loan made or to be made under the Revolving Credit Facility or the principal amount outstanding for the time being of that loan.

Revolving Credit Facility Maturity Date means the 7th Quarter Date after the First Repayment Date.

Rollover Loan means a Revolving Credit Facility Loan:

(a)	made or to be made on the same day that a maturing Revolving Credit Facility Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Revolving Credit Facility Loan; and

(c)	made or to be made for the purpose of refinancing the maturing Revolving Credit Facility Loan.

Sanctions means any applicable (to Obligors and/or any Relevant Person and/or the Lender as the context provides) trade, economic or financial sanctions or embargoes or other similar measures enacted, administered or enforced by a Sanctions Authority from time to time.

Sanctions Authority means the United Nations, the European Union, the United States of America, Sweden, the United Kingdom, the Republic of Singapore, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury, the United States Department of State, and Her Majesty's Treasury, the Monetary Authority of Singapore and any authority acting on behalf of any of them in connection with Sanctions.

Sanctions List means any list of persons or entities published in connection with Sanctions by or on behalf of any Sanctions Authority or any public announcement of a Sanctions designation made by any Sanctions Authority, in each case as the same may be amended, supplemented or substituted from time to time.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars and the relevant period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrower.

Secured Obligations means:

(a)	all indebtedness and obligations at any time of any Obligor to the Lender under, or related to, the Finance Documents; and

(b)	all other indebtedness and obligations at any time due, owing or incurred by each Obligor to the Lender under the Finance Documents.

Security Documents means:

(a)	the Original Security Documents; and

(b)	any other document as may be executed to guarantee and/or secure any amounts owing to the Lender under this Agreement or any other Finance Document (and, for the avoidance of doubt, not to include any Non-obligor Security Document).

Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Value means, at any time, the amount in dollars which, at that time, is the aggregate of

(a) the aggregate of the Fair Market Values (or, if less in relation to an individual Ship, the maximum amount capable of being secured by the Mortgage of the relevant Ship) of all of the Mortgaged Ships which have not then become a Total Loss and (b) the value of any additional security then held by the Lender provided under clause 25 (Minimum security value) excluding any cash security which is provided and accepted under clause 25.12 (Security shortfall) and counted to reduce the Minimum Value, in each case as most recently determined in accordance with this Agreement.

Ship Recycling Regulations means the Ship Recycling Regulation adopted by the EU Parliament and the Council of the European Union on 20 November 2013.

Ship Representations means the representations and warranties set out in clause 18.41 (Ship status).

Shipowner Guarantee means, in relation to a Ship, a limited recourse guarantee by the relevant Owner in favour of the Lender in the agreed form.

Ships means each of the ships described in Schedule 2 (Ship information) and Ship means any of them.

Spill means any actual or threatened spill, release or discharge of a Pollutant into the environment.

Statement of Compliance means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

Subsidiary of a person means any other person:

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(a)	directly or indirectly controlled by such person; or

(b)	of whose dividends or distributions on ordinary voting share capital such person is beneficially entitled to receive more than fifty per cent (50%).

Substitute Owner means any registered owner of a Substitute Ship pursuant to clause 25.15 (Substitution of a Mortgaged Ship).

Substitute Ship is defined in clause 25.15 (Substitution of a Mortgaged Ship).

Suspended Undrawn Revolving Credit Facility means, at any relevant time, the aggregate amount of the undrawn Revolving Credit Facility Commitments which are subject to a suspension pursuant to the terms of this Agreement.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Term Loan means the loan made or to be made under the Term Loan Facility or the principal amount outstanding for the time being of that loan.

Term Loan Facility means the term loan facility made available by the Lender under this Agreement as described in clause 2 (The Facilities).

Term Loan Facility Commitment means the amount set opposite the Lender’s name under the heading “Term Loan Facility Commitment” in Schedule 1 (The original parties) to the extent not cancelled, reduced or transferred by it under this Agreement.

Total Commitments means the aggregate of the Total Term Loan Facility Commitments and the Total Revolving Credit Facility Commitments, being eighty four million four hundred thousand dollars ($84,400,000) as at the date of this Agreement.

Total Loss means, in relation to a Ship, its:

(a)	actual, constructive, compromised or arranged total loss; or

(b)	requisition for title, confiscation or other compulsory acquisition by a government entity (together a Compulsory Acquisition) (excluding a requisition for hire at market rates for a fixed period of 1 year without any right to an extension) unless it is redelivered within one hundred and eighty (180) days to the full control of the relevant Owner or operator; or

(c)	hijacking, theft, condemnation, capture, seizure, arrest or detention unless it is redelivered within one hundred and eighty (180) days to the full control of the relevant Owner or operator.

Total Loss Date means, in relation to the Total Loss of a Ship:

(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the vessel was last reported;

(b)	in the case of a constructive total loss and where the Ship’s Insurances are subject to English law, the date notice of abandonment of the Ship is given to its insurers or, if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened;

(c)	in the case of a compromised, agreed or arranged total loss, the date upon which a binding agreement as to such total loss has been entered into by the Ship's insurers;

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(d)	in the case of a requisition for title, confiscation or compulsory acquisition, the date one hundred and eighty (180) days after the date upon which it happened; and

(e)	in the case of hijacking, theft, condemnation, capture, seizure, arrest or detention, the date one hundred and eighty (180) days after the date upon which it happened.

Total Loss Repayment Date means, where a Mortgaged Ship has become a Total Loss after the first Utilisation Date, the earlier of:

(a)	the date ninety (90) days after its Total Loss Date; and

(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.

Total Revolving Credit Facility Commitments means, at any relevant time, the aggregate of the Revolving Credit Facility Commitments, being fifteen million eight hundred and twenty five thousand dollars ($15,825,000) at the date of this Agreement.

Total Term Loan Facility Commitments means, at any relevant time, the aggregate of the Term Loan Facility Commitments, being sixty eight million five hundred and seventy five thousand dollars ($68,575,000) as at the date of this Agreement.

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

US Tax Obligor means:

(a)	an Obligor which is resident for tax purposes in the United States of America; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the United States of America for United States of America federal income tax purposes.

Utilisation means the making of a Loan.

Utilisation Date means the date on which a Utilisation is made.

Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation Request).

VAT means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere; and

(c)	any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Vessel’s Portion (Sale) is as defined in clause 7.9 (Sale).

Vessel’s Portion (Total Loss) is as defined in clause 7.11 (Total Loss).

Write-down and Conversion Powers means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

(c)	in relation to the UK Bail-In Legislation any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail- In Legislation that are related to or ancillary to any of those powers.

Construction

1.2	Unless a contrary indication appears, any reference in any of the Finance Documents to:

(a)	Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(b)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(c)	words importing the plural shall include the singular and vice versa;

(d)	a time of day are to Singapore time;

(e)	the knowledge, awareness and/or beliefs (and similar expressions) of any Obligor shall be construed so as to mean the knowledge, awareness and beliefs of the directors and officers of such Obligor, having made due and careful enquiry;

(f)	agreed form means:

(i)	where a Finance Document has already been executed by all of the relevant parties, such Finance Document in its executed form;

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(ii)	prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Lender and the Borrower as the form in which that Finance Document is to be executed or another form approved at the request of the Borrower or, if not so agreed or approved, is in the form specified by the Lender;

(g)	approved means approved in writing by the Lender (on such conditions as the Lender may impose) and approval and approve shall be construed accordingly;

(h)	assets includes present and future properties, revenues and rights of every description;

(i)	an authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration;

(j)	charter commitment means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;

(k)	control of an entity means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(ii)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

(iii)	the holding beneficially of more than 50 per cent of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital shall be disregarded in determining the beneficial ownership of such share capital);

and controlled shall be construed accordingly;

(l)	the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(m)	$, USD and dollars denote the lawful currency of the United States of America;

(n)	the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the Singapore foreign exchange market at or about 11 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Lender (with the relevant exchange rate of any such purchase being the Lender’s spot rate of exchange);

(o)	a government entity means any government, state or agency of a state;

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(p)	a guarantee (other than in clause 17 (Guarantee and indemnity) or any Shipowner Guarantee) means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(q)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(r)	month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that month (if there is one) or on the immediately preceding Business Day (if there is not); and

(ii)	if there is no numerically corresponding day in that month, that period shall end on the last Business Day in that month and the above rules in clauses 1.2(r)(i) to 1.2(r)(ii) will only apply to the last month of any period;

(s)	an obligation means any duty, obligation or liability of any kind;

(t)	something being in the ordinary course of business of a person means something that is in the ordinary course of that person's current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(u)	pay or repay in clause 27 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;

(v)	a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(w)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having the force of law which is generally complied with in the ordinary course of business of the person concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and includes (without limitation) any Basel II Regulation or Basel III Regulation;

(x)	right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(y)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;

(z)	(i) the liquidation, winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(aa)	an entity is a “wholly-owned Subsidiary” of another entity if it has no members except that other and that other's wholly-owned Subsidiaries or persons acting on behalf of that other or its wholly-owned Subsidiaries;

(bb)	a provision of law is a reference to that provision as amended or re-enacted; and

(cc)	a person includes its successors in title, permitted assignees or transferees.

1.3	Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

1.4	Section, clause and Schedule headings are for ease of reference only.

1.5	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.6	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been remedied (prior to the Lender taking any action under clause 28.42(a) to 28.42(c) (Acceleration)) or waived.

1.7	Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter, the terms of this Agreement shall prevail.

Third party rights

1.8	Unless expressly provided to the contrary in a Finance Document for the benefit of the Lender or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of the relevant Finance Document.

1.9	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).

1.10	An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through the Lender and if and to the extent and in such manner as the Lender may determine.

Finance Documents

1.11	Where any other Finance Document provides that this clause 1.11 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.

Conflict of documents

1.12	The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Section 2 - The Facilities

2	The Facilities

The Facilities

2.1	Subject to the terms of this Agreement:

(a)	the Lender makes available to the Borrower a USD term loan facility in an aggregate amount equal to the Total Term Loan Facility Commitments from time to time; and

(b)	the Lender makes available to the Borrower a USD revolving credit facility in an aggregate amount equal to the Total Revolving Credit Facility Commitments from time to time.

3	Purpose

Purpose

3.1	The Borrower shall apply all amounts borrowed under the Facilities in accordance with this clause 3.

Term Loan Facility

3.2	The Term Loan Facility shall be made available solely for the purpose of assisting the Borrower to refinance the acquisition cost of the Ships.

Revolving Credit Facility

3.3	The Revolving Credit Facility may be used to refinance the acquisition cost of the Ships (including, without limitation, to repay Revolving Credit Facility Loans) under this Agreement.

Monitoring

3.4	The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

Initial conditions precedent to signing

4.1	On or prior to the date of this Agreement, the Borrower shall provide to the Lender all of the documents and other evidence listed in Part 1 of Schedule 3 (Conditions precedent to signing) in form and substance satisfactory to the Lender.

Conditions precedent to the delivery of the first Utilisation Request

4.2	The Borrower may not deliver the first Utilisation Request until the Lender has received all of the documents and evidence listed in Part 2 of Schedule 3 (Conditions precedent to the delivery of a Utilisation Request) in form and substance satisfactory to the Lender.

Ship and security conditions precedent

4.3	The first Utilisation shall only become available for borrowing under this Agreement if the Lender has received all of the documents and evidence listed in Parts 1, 2 and 3 of Schedule 3in relation to each Ship and the relevant Owner in form and substance satisfactory to the Lender.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Conditions subsequent

4.4	The Lender shall receive within the period set out therein, the documents and evidence specified in Part 4 of Schedule 3 (Conditions subsequent) in form and substance satisfactory to the Lender, provided that in the case of the legal opinions set out in Part 4 of Schedule 3 (Conditions subsequent) and the issued opinion from insurance consultants set out in Part 4 of Schedule 3 (Conditions subsequent), the Lender acknowledges that delivery of such opinions is not within the direct control of the Borrower and, subject always to the Obligors using all reasonable efforts to assist the Lender to procure the delivery of the same by the deadline date specified therefor, the Lender shall, extend such deadline date if required to avoid any Event of Default.

Notice of satisfaction of conditions

4.5	The Lender shall notify the Borrower promptly after receipt by it of the documents and evidence referred to in this clause 4 in form and substance satisfactory to it. The Lender shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

Further conditions precedent

4.6	The Lender will only be obliged to comply with clauses 5.11 (Lender’s obligation to lend) if, on the date of the Utilisation Request (except in relation to a Rollover Loan) and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed utilisation of the relevant Revolving Credit Facility Loan;

(b)	in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation;

(c)	in all such cases, all of the Repeating Representations are true in all material respects; and

(d)	in the case of the first Utilisation, all of the other representations set out in clause 18 (Representations) are true in all material respects.

Maximum number of Revolving Credit Facility Loans

4.7	The Borrower may not deliver a Utilisation Request in the case of the Revolving Credit Facility if, as a result of the proposed Utilisation, more than ten (10) Revolving Credit Facility Loans would be outstanding.

Waiver of conditions precedent

4.8	The conditions in this clause 4 are inserted solely for the benefit of the Lender and may be waived by it in whole or in part and with or without conditions.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Section 3 - Utilisation

5	Utilisation

Delivery of a Utilisation Request

5.1	The Borrower may utilise the Term Loan Facility or the Revolving Credit Facility (other than in respect of any Rollover Loan utilised pursuant to clauses 5.12 to 5.13 below) by delivery to the Lender of a duly completed Utilisation Request (in the form set out in Schedule 4 of this Agreement) not later than three (3) Business Days before the proposed Utilisation Date or such shorter period as the Lender may agree.

Completion of a Utilisation Request

5.2	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day falling on or before the applicable Last Availability Date;

(b)	the currency and amount of the Utilisation comply with clauses 5.6 to 5.10 (Currency and amount);

(c)	the proposed Interest Period complies with clause 9 (Interest Periods); and

(d)	it identifies the purpose for the Utilisation and the Loan to which it relates and that purpose complies with clause 3 (Purpose).

5.3	The Term Loan Facility may only be borrowed in a single Utilisation.

5.4	In relation to the Revolving Credit Facility, only one Revolving Credit Facility Loan may be requested in each Utilisation Request.

5.5	The initial Utilisation under the Revolving Credit Facility may occur from the date of the Utilisation under the Term Loan Facility.

Currency and amount

5.6	The currency specified in a Utilisation Request must be dollars.

5.7	The aggregate amount of the Term Loan to be advanced on the first Utilisation Date shall not exceed the lesser of (i) the Total Term Loan Facility Commitment as at the date of this Agreement and (ii) the amount in dollars which is equal to 65% of the aggregate Fair Market Value of the Mortgaged Ships (as determined from the valuations of the Ships delivered under part 2 of Schedule 3 as a condition precedent to the first Utilisation Date) (excluding any Ship that has become a Total Loss). If the Total Term Loan Facility Commitments are not available to be drawn as a result of this clause, the Total Term Loan Facility Commitment shall be reduced and cancelled pro rata and the repayment instalments for the Term Loan shall be reduced pro rata.

5.8	The aggregate amount of (a) the Revolving Credit Facility Loan(s) to be advanced and (b) any undrawn part of the Revolving Credit Facility immediately following the first Utilisation Date, shall not exceed the lesser of (i) the Total Revolving Credit Facility Commitments as at the date of this Agreement and (ii) when added to the Total Term Loan to be actually advanced on the first Utilisation Date, the amount in dollars which is equal to 80% of the aggregate Fair Market Value of the Mortgaged Ships (as determined from the valuations of the Ships delivered under part 2 of Schedule 3 as a condition precedent to the first Utilisation Date) (excluding any Ship that has become a Total Loss). If the Total Revolving Credit Facility Commitments are not available to be drawn as a result of this clause, that part of the Total Revolving Credit Facility Commitments which are not available to be drawn shall be reduced and cancelled on the first Utilisation Date.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

5.9	The aggregate amount of the Revolving Credit Facility Loans at any time shall not exceed the uncancelled Revolving Credit Facility Commitments that are not part of the Suspended Undrawn Revolving Credit Facility.

5.10	The Loans shall be used for the purpose specified in clause 3 (Purpose).

Lender’s obligation to lend

5.11	If the conditions set out in this Agreement have been met, the Lender shall make each Loan available by the Utilisation Date through its Facility Office.

Rollover Loans

5.12	On the last day of the Interest Period for a maturing Revolving Credit Facility Loan which falls on or before the Last Availability Date for the Revolving Credit Facility (a Rollover Date) (on which date such Revolving Credit Facility Loan is due to be repaid), the Lender shall, unless (a) not less than three (3) Business Days before such Rollover Date the Borrower notifies the Lender that no Rollover Loan should be advanced for the relevant Revolving Credit Facility Loan or (b) an Event of Default has occurred and is continuing at such time, be deemed to advance to the Borrower a Rollover Loan in an aggregate amount of which is equal to (or less than, if the Borrower notifies the Lender of the same pursuant to clause 6.7 (Repayment – Revolving Credit Facility)), the maturing Revolving Credit Facility Loan or, if less, the balance of the available and undrawn Total Revolving Credit Facility Commitments.

5.13	Such Rollover Loan shall be made solely for the purpose of refinancing the maturing Revolving Credit Facility Loan on the last day of its Interest Period.

5.14	For the avoidance of doubt, no Utilisation Request needs to be given by the Borrower in relation to the utilisation of a Rollover Loan made and applied pursuant to clauses 5.12 and 5.13.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Section 4 - Repayment, Prepayment and Cancellation

6	Repayment

Repayment – Term Loan Facility

6.1	The Borrower shall on each Repayment Date repay such part of the Term Loan as is required to be repaid on that Repayment Date by clause 6.2 (Scheduled repayment of Term Loan Facility).

Scheduled repayment of Term Loan Facility

6.2	To the extent not previously reduced in accordance with the terms of this Agreement, the Term Loan shall be repaid by instalments on each Repayment Date, with each such instalment being for such amount as is set out in Schedule 6 (Repayment Schedule), as may be revised by, clause 5.7 (Currency and amount) and clause 6.5 (Adjustment of scheduled repayments).

6.3	On the Final Repayment Date (without prejudice to any other provision of this Agreement), the Term Loan shall be repaid in full.

6.4	On the Final Repayment Date (without prejudice to any other provision of this Agreement), any other amounts owing by the Borrower to the Lender under any of the Finance Documents (as conclusively certified by the Lender) shall be repaid in full.

Adjustment of scheduled repayments

6.5	If the Total Term Loan Facility Commitments are not fully drawn down on the first Utilisation Date, the undrawn amount shall be automatically cancelled on the first Utilisation Date and the amount of each repayment instalment to be repaid under clauses 6.2 (Scheduled repayment of Term Loan Facility) shall be reduced on a pro rata basis by the amount so cancelled. If the Total Term Loan Facility Commitments have been partially cancelled under this Agreement and/or any part of the Term Loan is prepaid (other than under clauses 6.2 (Scheduled repayment of Term Loan Facility)), then the amount of each remaining instalment by which the Term Loan shall be repaid under clauses 6.2 (Scheduled repayment of Term Loan Facility) (as reduced by any earlier operation of this clause 6.5) shall be reduced pro rata to such cancellation in the Total Term Loan Facility Commitments or prepayment of the Term Loan.

Reduction – Revolving Credit Facility

6.6	The Borrower shall repay each Revolving Credit Facility Loan on the last day of its Interest Period.

6.7	On the Revolving Credit Facility Maturity Date (without prejudice to any other provisions of this Agreement), all Revolving Credit Facility Loans shall be repaid in full and any other amounts owing by the Borrower to the Lender under the Finance Documents in respect of the Revolving Credit Facility (as conclusively certified by the Lender) shall be repaid in full.

6.8	Without prejudice to the Borrower’s obligations under clause 6.6 above, if a Revolving Credit Facility Loan is to be made available to the Borrower (i) on the same day that a maturing Revolving Credit Facility Loan is due to be repaid by the Borrower; and (ii) in whole or in part for the purposes of refinancing the maturing Revolving Credit Facility Loan; and the proportion borne by the Lender in the maturing Revolving Credit Facility Loan to the amount of that Revolving Credit Facility Loan immediately before the new Revolving Credit Facility Loan is made is the same as the proportion borne by the Lender in the new Revolving Credit Facility Loan to the amount of the new Revolving Credit Facility Loan, the amount of the new Revolving Credit Facility Loan shall, unless the Borrower notify the Lender to the contrary in the relevant Utilisation Request (if a Utilisation Request is to be given in respect of such Revolving Credit Facility Loan) or otherwise separately in writing (in the case of a Rollover Loan where the amount of the maturing Revolving Credit Facility Loan exceeds the amount of the Rollover Loan), be treated as if applied in or towards repayment of the maturing Revolving Credit Facility Loan so that:

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(a)	if the amount of the maturing Revolving Credit Facility Loan exceeds the amount of the new Revolving Credit Facility Loan:

(i)	the Borrower will only be required to make a payment under clause 34.1 (Payments to the Lender) in an amount equal to that excess; and

(ii)	the new Revolving Credit Facility Loan shall be treated as having been made available to and applied by the Borrower in or towards repayment of the maturing Revolving Credit Facility Loan and the Lender will not be required to make a payment under clause 34.1 (Payments to the Lender) in the new Revolving Credit Facility Loan; and

(b)	if the amount of the maturing Revolving Credit Facility Loan is equal to or less than the amount of the new Revolving Credit Facility Loan:

(i)	the Borrower will not be required to make a payment under clause 34.1 (Payments to the Lender); and

(ii)	the Lender will be required to make a payment under clause 34.1 (Payments to the Lender) in respect of the new Revolving Credit Facility Loan only to the extent that the new Revolving Credit Facility Loan exceeds the maturing Revolving Credit Facility Loan and the remainder of the new Revolving Credit Facility Loan shall be treated as having been made available and applied by the Borrower in or towards repayment in the maturing Revolving Credit Facility Loan.

6.9	At close of business in Singapore (5:00pm) on the Last Availability Date in respect of the Revolving Credit Facility (without prejudice to any other provision of this Agreement including, without limitation, the right of the Borrower to utilise a Revolving Credit Facility Loan (including a Rollover Loan) on the Last Availability Date in respect of the Revolving Credit Facility), the Total Revolving Credit Facility Commitments shall be reduced to zero.

7	Illegality, prepayment and cancellation

Illegality

7.1	If, in any applicable jurisdiction, it becomes unlawful for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loans or it becomes unlawful for any Affiliate of the Lender for the Lender to do so or it becomes contrary to Sanctions to do the same:

(a)	upon the Lender notifying the Borrower, the Commitments will be immediately cancelled; and

(b)	the Borrower shall repay each of the Loans on the last day of each Interest Period for each Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

Change of control

7.2	The Borrower shall promptly notify the Lender in writing upon any Obligor becoming aware of a Change of Control Event (a Borrower Notification) and such Borrower Notification shall set out all applicable details relating to such Change of Control Event, (if applicable) any measures to rectify and the Borrower shall provide such further information thereafter as may be requested by the Lender (acting reasonably).

7.3	If a Change of Control Event occurs and is not rectified within seven (7) days of the Borrower Notification, the Lender may by notice to the Borrower (a Lender Notice), cancel the Total Commitments with effect from a date specified in that Lender Notice which is at least thirty (30) days after the date of the Lender Notice and declare that all or part of the Loans be payable within thirty (30) days after the date of the Lender Notice PROVIDED ALWAYS that the Lender’s right to serve the Lender Notice in respect to a particular Change of Control Event shall only continue for a period of one hundred and twenty (120) days from the date of the Borrower Notification in respect of that Change of Control Event.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

7.4	If any person or persons acting in concert or any entity other than BW Group (directly or via one or more intermediate holding companies):

(a)	acquires legally and/or beneficially, and either directly or indirectly, more than the percentage of the issued share capital of the Parent held by the BW Group (either directly or via one or more intermediate holding companies); or

(b)	has the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent) of the Parent,

the Total Commitments shall be cancelled and all amounts outstanding under the Facilities shall be due and payable within sixty (60) days of the date of the occurrence of the relevant event(s) listed in clauses 7.4(a) and/or 7.4(b) above.

Voluntary cancellation

7.5	The Borrower may, if it gives the Lender not less than five (5) Business Days’ (or such shorter period as the Lender may agree) prior written notice, cancel the whole or any part (being a minimum amount of $5,000,000) of the Facilities which is undrawn at the proposed date of cancellation. No penalty shall be applied to any voluntary cancellation under this clause. The Borrower may in its discretion nominate which Facility to cancel and after such nomination, such cancellation shall, in respect of the Term Loan Facility, reduce the repayment instalments under the Term Loan in accordance with clause 6.5 (Adjustment of scheduled repayments). Upon any such cancellation the Total Commitments shall be reduced by the same amount.

Voluntary prepayment

7.6	The Borrower may, if it gives the Lender not less than five (5) Business Days' prior written notice, prepay the whole or part of the Loans (but if in part, being an amount that reduces the amount of the Loans by a minimum amount of $5,000,000), on the last day of an Interest Period for the Loans (or any other date subject to the payment of Break Costs). No penalty shall be applied to any voluntary prepayment under this clause. The Borrower may in its discretion nominate which Loans to prepay. Any prepayment of the Term Loan shall reduce the remaining repayment instalments under the Term Loan in accordance with clause 6.5 (Adjustment of scheduled repayments).

Sale

7.7	On the Disposal Repayment Date (Sale) in relation to any Mortgaged Ship:

(a)	if the Asset Cover immediately after such sale (excluding that Mortgaged Ship) would be at least the relevant Minimum Value Relating to Sale, the Borrower is not required to suspend and/or prepay any amounts under the Facility; or

(b)	if the Asset Cover immediately after such sale (excluding that Mortgaged Ship) would be less than the relevant Minimum Value Relating to Sale, the Borrower shall suspend undrawn Revolving Credit Facility Commitments which are not then subject to a suspension and/or prepay any Loan outstanding so that the Asset Cover immediately after such sale (excluding that Mortgaged Ship) shall be at least equal to the Asset Cover immediately prior to such sale (including that Mortgaged Ship). Such suspension and/or prepayment shall be applied in the following order:

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(i)	first, to the Revolving Credit Facility by way of suspending the necessary amount of the undrawn Revolving Credit Facility Commitments (excluding any Suspended Undrawn Revolving Credit Facility) so to ensure that the Asset Cover immediately after such sale (excluding that Mortgaged Ship) shall be equal to the Asset Cover immediately prior to such sale (including that Mortgaged Ship);

(ii)	secondly, if such suspension in accordance with clause 7.7(b)(i) is insufficient to ensure that the Asset Cover immediately after such sale (excluding that Mortgaged Ship) shall be equal to the Asset Cover immediately prior to such sale (including that Mortgaged Ship), the Borrower shall in addition prepay the necessary amount of the Revolving Credit Facility Loans (and shall be entitled to determine which ones) so to ensure that the Asset Cover immediately after such sale (excluding that Mortgaged Ship) shall be at least equal to the Asset Cover immediately prior to such sale (including that Mortgaged Ship) and any amount of the Revolving Credit Facility Commitments which becomes undrawn as a result of such prepayment shall automatically become part of the Suspended Undrawn Revolving Credit Facility;

(iii)	thirdly, if such suspension and/or prepayment in accordance with clauses 7.7(b)(i) and 7.7(b)(ii) respectively is insufficient to ensure that the Asset Cover immediately after such sale (excluding that Mortgaged Ship) shall be at least equal to the Asset Cover immediately prior to such sale (including that Mortgaged Ship), the Borrower shall in addition prepay the necessary amount of the Term Loan so to ensure that the Asset Cover immediately after such sale (excluding that Mortgaged Ship) shall be at least equal to the Asset Cover immediately prior to such sale (including that Mortgaged Ship).

7.8	Following a Disposal Repayment Date (Sale) in relation to any Mortgaged Ship, and within 180 days of the Disposal Repayment Date (Sale) of that Mortgaged Ship, the Borrower shall ensure that either:

(a)	a Substitute Ship is provided in accordance with clauses 25.15 and 25.16 (Substitution of a Mortgaged Ship) in substitution of the Mortgaged Ship that was sold, whereupon any part of the Suspended Undrawn Revolving Credit Facility suspended as a direct result of the sale of that Mortgaged Ship shall, subject to clause 6.9 (Reduction – Revolving Credit Facility), become available in full for drawing again; or

(b)	if no Substitute Ship is provided within the aforementioned 180 days in accordance with clauses 25.15 and 25.16 (Substitution of a Mortgaged Ship) in substitution of the Mortgaged Ship that was sold or the Borrower by notice elects not to provide a Substitute Ship, any part of the Suspended Undrawn Revolving Credit Facility suspended as a direct result of the sale of that Mortgaged Ship shall, subject to clause 6.9 (Reduction – Revolving Credit Facility), become available for drawing again and the Borrower shall immediately prepay and/or cancel (i) an amount equal to the Vessel’s Portion (Sale) of the aggregate of the outstanding Loans and any undrawn and uncancelled Revolving Credit Facility Commitments that were not part of the Suspended Undrawn Revolving Credit Facility at the time of the Disposal Repayment Date (Sale) less any prepayment already made pursuant to clause 7.7(b)(iii) and (ii) any additional amounts necessary to ensure that the provisions of clause 25.12 (Security shortfall) remain satisfied.

For the purposes of clause 7.8(b) the Borrower may, in its discretion, determine whether to make a prepayment of the Loans and/or cancellation of the Revolving Credit Facility Commitments and may determine which Loans to prepay. Any such prepayment of any Revolving Credit Facility Loan shall result in a corresponding automatic cancellation of the Revolving Credit Facility Commitments.

7.9	In clauses 7.7 and 7.8 (Sale):

(a)	“Asset Cover” means, at the relevant time, the aggregate of the Fair Market Values (Sale) of all of the Mortgaged Ships divided by the aggregate of the Loans outstanding and any undrawn and uncancelled Revolving Credit Facility Commitments that are not part of the Suspended Undrawn Revolving Credit Facility.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(b)	“Minimum Value Relating to Sale” means (i) in relation to the period from the first Utilisation Date up to (but excluding) the date two years thereafter, at any relevant time, 125% of the aggregate of the Loans outstanding and any undrawn and uncancelled Revolving Credit Facility Commitments that are not part of the Suspended Undrawn Revolving Credit Facility; and (ii) in relation to the period two years after the first Utilisation Date up to the end of the Facility Period (both dates inclusive), at any relevant time, 165% of the aggregate of the Loans outstanding and any undrawn and uncancelled Revolving Credit Facility Commitments that are not part of the Suspended Undrawn Revolving Credit Facility.

(c)	“Vessel’s Portion (Sale)” means, on the Disposal Repayment Date (Sale), the Fair Market Value (Sale) of the Mortgaged Ship that is or was subject to sale divided by the aggregate of the Fair Market Values (Sale) of all of the Mortgaged Ships.

(d)	The “Fair Market Value (Sale)” of the Mortgaged Ships will be based on the latest valuations provided to the Lender pursuant to clause 25.2(b) (Valuation frequency) if those valuations are not older than ninety (90) days at the time of the relevant Mortgaged Ship’s Disposal Repayment Date (Sale) otherwise the Fair Market Value (Sale) of the Ships will be based on new valuations to be provided pursuant to clause 25.2(c) (Valuation frequency).

For the avoidance of doubt, unless an Event of Default has occurred and is continuing, the consent of the Lender is not required in respect of the release and discharge of any security pursuant to clauses 7.7 and 7.8 (Sale) provided that upon such release and discharge and, if so required by the Lender, the Borrower shall reimburse to the Lender any costs and expenses payable under clause 16.1 (Transaction expenses) in relation to that release and discharge.

Total Loss

7.10	On the Disposal Repayment Date (Total Loss) in relation to any Mortgaged Ship, the Borrower shall immediately prepay and/or cancel the Vessel’s Portion (Total Loss) of the aggregate outstanding Loans and any undrawn and uncancelled Revolving Credit Facility Commitments that are not part of the Suspended Undrawn Revolving Credit Facility and any additional amount necessary to ensure that the provisions of clause 25.12 (Security shortfall) remain satisfied. The Borrower may, in its discretion, determine whether to make a prepayment of the Loans and/or cancellation of the Revolving Credit Facility Commitments and may determine which Loans to prepay. Any prepayment of any Revolving Credit Facility Loan shall result in a corresponding automatic cancellation of the Revolving Credit Facility Commitments. After such prepayment, any excess Total Loss proceeds in respect of the Mortgaged Ship subject to the Total Loss shall be freely available to the Borrower provided no Default is continuing.

7.11	In clause 7.10 (Total Loss):

(a)	“Vessel’s Portion (Total Loss)” means, on the Disposal Repayment Date (Total Loss), the Fair Market Value (Total Loss) of the Mortgaged Ship that is or was subject to a Total Loss divided by the aggregate of the Fair Market Values (Total Loss) of all of the Mortgaged Ships.

(b)	The Fair Market Value (Total Loss) of the Mortgaged Ships will be based on the latest valuations provided to the Lender pursuant to clause 25.2(b) (Valuation frequency) if those valuations are not older than ninety (90) days at the time of the relevant Mortgaged Ship’s Disposal Repayment Date (Total Loss) otherwise the Fair Market Value (Total Loss) of the Ships will be based on new valuations to be provided pursuant to clause 25.2(c) (Valuation frequency).

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

For the avoidance of doubt, the consent of the Lender is not required in respect of the release and discharge of any security pursuant to clause 7.10 (Total Loss) provided that upon such release and discharge and, if so required by the Lender, the Borrower shall reimburse to the Lender any costs and expenses payable under clause 16.1 (Transaction expenses) in relation to that release and discharge.

Automatic cancellation

7.12	Any unutilised portion of the relevant Total Term Loan Facility Commitments shall be automatically cancelled at close of business in Singapore (5:00pm) on the relevant Last Availability Date.

Restrictions

7.13	Any notice of cancellation or prepayment given by any Party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment and shall identify the Facility and/or Loan to which such cancellation or prepayment relates.

7.14	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, if the prepayment is made otherwise than on the last day of the relevant Interest Period, subject to any Break Costs, without premium or penalty.

7.15	Unless a contrary indication appears in this Agreement, any part of a Revolving Credit Facility Loan which is repaid (or prepaid under 7.6 (Voluntary prepayment)) may be re-borrowed in accordance with the terms of this Agreement.

7.16	The Borrower may not re-borrow any part of the Term Loan Facility which is prepaid or repaid.

7.17	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.18	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.19	Any Suspended Undrawn Revolving Credit Facility shall be applied pro rata to each of the Revolving Credit Facility Loans (to the extent the same is/are being suspended).

7.20	The Borrower shall only be entitled to voluntarily cancel the whole or any part of the Total Revolving Credit Facility Commitments which is then drawn if the Borrower prepays such amount of the Revolving Credit Facility Loans (as selected by the Borrower) as may be necessary to ensure that the outstanding Revolving Credit Facility Loans after the date of cancellation will not exceed the Total Revolving Credit Facility Commitments (as so reduced).

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Section 5 - Costs of Utilisation

8	Interest

Calculation of interest

8.1	The rate of interest on each Loan for its Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

Payment of interest

8.2	The Borrower shall pay accrued interest on:

(a)	each Revolving Credit Facility Loan; and

(b)	on the Term Loan,

on the last day of each Interest Period and, if the Interest Period for that Loan is longer than three (3) months, on the dates falling at three (3) monthly intervals after the first day of the Interest Period, provided that the first interest payment date for each Loan advanced on the first Utilisation Date shall be the First Repayment Date.

Default interest

8.3	If an Obligor fails to pay any amount payable by it under a Finance Document (other than a Hedging Contract) to the Lender on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 8.4 below, is two per cent (2%) per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan to which it relates for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this clause 8.3 shall be immediately payable by the Obligor on demand by the Lender.

8.4	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan or the relevant part of it:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent (2%) per annum higher than the rate which would have applied if the overdue amount had not become due.

8.5	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

Notification of rates of interest

8.6	The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

8.7	The Lender shall as soon as practicable notify the Borrower of each Funding Rate to a Loan.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Modification and/or discontinuation of certain benchmarks

8.8	Without prejudice to any other provisions of this Agreement (including in particular this clause 8 (Interest) and clause 40.1 (Replacement of Screen Rate)), each Party acknowledges and agrees for the benefit of the other Parties that:

(a)	interbank lending rate benchmarks for USD (i) may be subject to methodological or other changes which could affect their value, or (ii) may not comply with applicable laws and regulations (such as the Regulation (EU) 2016/1011 of the European Parliament and of the Council, as amended (EU Benchmarks Regulation)) and/or (iii) may be permanently discontinued; and

(b)	the occurrence of any of the aforementioned events and/or a Screen Rate Replacement Event may have adverse consequences which may materially impact the economics of the financing transaction contemplated under this Agreement.

For the avoidance of doubt, no Material Adverse Effect shall occur as a result of the circumstances set out at clause 8.8(a) above.

9	Interest Periods

Selection of Interest Periods

9.1	The Interest Period for the Term Loan shall, subject to clauses 9.6 and 9.9 (Interest Periods overrunning Repayment Dates), be three (3) months.

9.2	The Interest Period for each Revolving Credit Facility Loan (other than a Rollover Loan) may be selected by the Borrower in the Utilisation Request for that Revolving Credit Facility Loan.

9.3	The Interest Period for each Rollover Loan shall be the same length as the Interest Period for the maturing Revolving Credit Facility Loan which it refinances unless, not less than three (3) Business Days before the relevant Rollover Date (as defined in clause 5.12 (Rollover Loans)), the Borrower notifies the Lender of a different Interest Period for such Rollover Loan, in which case the Interest Period for such Rollover Loan shall be as so notified to the Lender by the Borrower (subject to this clause 9). Notwithstanding the foregoing, any Rollover Loan refinancing a Revolving Credit Facility Loan advanced on the first Utilisation Date, shall have an Interest Period of three (3) months and any Rollover Loan refinancing a Revolving Credit Facility Loan whose Interest Period was not three (3) or six (6) months and which was not advanced on the first Utilisation Date, shall have an Interest Period of three (3) months unless the Borrower notifies the Lender of a different Interest Period for such Rollover Loan in accordance with this clause.

9.4	Subject to this clause 9, the Borrower may select an Interest Period for each Revolving Credit Facility Loan of three (3) or six (6) months (or any other period agreed between the Borrower and the Lender) save that (i) the Interest Period for any Revolving Credit Facility Loan advanced on the first Utilisation Date shall be of the same length as the first Interest Period for the Term Loan and (ii) the Interest Period for any Revolving Credit Facility Loan (not advanced on the first Utilisation Date) shall always end on a Quarter Date. Subject to this clause 9, if no selection is made for a Revolving Credit Facility Loan, the Interest Period for that Revolving Credit Facility Loan shall be three (3) months.

9.5	The first Interest Period for the Term Loan shall start on the Utilisation Date of such Loan and each subsequent Interest Period for such Loan shall start on the last day of its preceding Interest Period.

9.6	The first Interest Period for the Term Loan shall end on the Quarter Date immediately following the Utilisation Date of that Loan, unless the period commencing on such Utilisation Date and ending on such Quarter Date is less than 45 days, whereupon the first Interest Period for such Loan shall end on the second Quarter Date after that Utilisation Date. Each Interest Period applying to the Term Loan shall always end on a Quarter Date.

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9.7	The Interest Period for a Revolving Credit Facility Loan shall start on the Utilisation Date of that Revolving Credit Facility Loan. Each Revolving Credit Facility Loan has one Interest Period only.

9.8	No Interest Period in respect of a Loan shall extend beyond the Final Repayment Date (in respect of the Term Loan) or the Revolving Credit Facility Maturity Date (in respect of any Revolving Credit Facility Loan).

Interest Periods overrunning Repayment Dates

9.9	No Interest Period for the Term Loan shall overrun any later Repayment Date.

Non-Business Days

9.10	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the calculation of interest

10.1	Unavailability of Screen Rate

(a)	If no Screen Rate is available for LIBOR for the Interest Period for a Loan, LIBOR shall be the Interpolated Screen Rate for a period equal in length to that Interest Period for that Loan.

(b)	If no Screen Rate is available for LIBOR for:

(i)	dollars; or

(ii)	the relevant Interest Period and it is not possible to calculate the Interpolated Screen Rate,

there shall be no LIBOR for that Interest Period and clause 10.3 (Cost of funds) shall apply for that Interest Period.

10.2	Market disruption

If at or about noon (London time) on the next Business Day after the Quotation Day for an Interest Period the Lender notifies the Borrower that the cost of it of funding the Loan or relevant part of it from the wholesale market for dollars would be in excess of LIBOR then clause 10.3 (Cost of funds) shall apply to that Loan or relevant part of it for the relevant Interest Period.

10.3	Cost of funds

(a)	If this clause 10.3 (Cost of funds) applies, the rate of interest for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Borrower by the Lender as soon as practicable and in any event by close of business on the date falling ten (10) Business Days after the Quotation Day (or, if earlier, on the date falling ten (10) Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan or relevant part of it from whatever source it may reasonably select.

(b)	If this clause 10.3 (Cost of funds) applies and the Lender or the Borrower so require, the Lender and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to clause 10.3(b) above shall be binding on all Parties.

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10.4	Notification to the Borrower

If clause 10.3 (Cost of funds) applies, the Lender shall, as soon as is practicable, notify the Borrower.

10.5	Break Costs

(a)	The Borrower shall, within six (6) Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum or relevant part of it.

(b)	The Lender shall, as soon as reasonably practicable after a demand by the Borrower, confirm by email or otherwise the amount of its Break Costs for any Interest Period in which they accrue.

11	Fees

Commitment commission

11.1	The Borrower shall pay to the Lender a fee in dollars computed at the rate of [REDACTED] multiplied by the Margin applicable to the Term Loan Facility on the available but undrawn and uncancelled portion of the Term Loan Facility Commitment calculated on a daily basis from the date of this Agreement.

11.2	The Borrower shall pay to the Lender a fee in dollars computed at the rate of [REDACTED] multiplied by the Margin applicable to the Revolving Credit Facility on the available but undrawn and uncancelled portion of the Revolving Credit Facility Commitment calculated on a daily basis from the date of this Agreement.

11.3	The Borrower shall pay the accrued commitment commission referred to in clause 11.1 on the earlier of the Last Availability Date for the Term Loan Facility and the first Utilisation Date and, if any part of the Term Loan Facility Commitment is cancelled, on the cancelled amount of the Term Loan Facility Commitment at the time the cancellation is effective.

11.4	The Borrower shall pay accrued commitment commission referred to in clause 11.2 on the first Utilisation Date, on each Quarter Date following the first Utilisation Date (except for any Quarter Date which is less than 45 days after the first Utilisation Date) and, if any part of the Lender's Revolving Credit Facility Commitment is cancelled, on the cancelled amount of the Revolving Credit Facility Commitment at the time the cancellation is effective. For the avoidance of doubt, the Borrower’s obligation to pay accrued commitment commission referred to in clause 11.2 shall apply notwithstanding any Suspended Undrawn Revolving Credit Facility.

Upfront fee

11.5	The Borrower, shall on the first Utilisation Date (unless the Total Commitments are cancelled in full prior to that date (in which case such fee shall be payable on the date of cancellation)), pay to the Lender an upfront fee in the amount of [REDACTED] of the Total Commitments as at the date of this Agreement.

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Section 6 - Additional Payment Obligations

12	Tax gross-up and indemnities

Definitions

12.1	In this Agreement:

Protected Party means the Lender or, in relation to clauses 14.5 (Indemnity concerning security) and clause 14.9 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clauses 14.5 (Indemnity concerning security), any Indemnified Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a Hedging Contract or a FATCA Deduction.

Tax Payment means the increase in a payment made by an Obligor to the Lender under clause
12.5 (Tax gross-up) or a payment by an Obligor under clause 12.9 (Tax indemnity).

12.2	Unless a contrary indication appears, in this clause 12 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

Tax gross-up

12.3	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

12.4	The Borrower shall, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

12.5	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.6	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.7	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.8	Clauses 12.3 to 12.7 (Tax gross-up) above shall not apply in respect of any payments under any Hedging Contract, where the gross-up provisions of the Hedging Master Agreements itself shall apply.

Tax indemnity

12.9	The Borrower shall (within six (6) Business Days of demand by the Lender) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

12.10	Clause 12.9 above shall not apply:

(a)	with respect to any Tax assessed on the Lender:

(i)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(iii)	to the extent a loss, liability or cost is compensated for by an increased payment under clause 12.5 (Tax gross-up); or

(iv)	to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party.

12.11	If a Protected Party makes, or intends to make a claim under clause 12.9 above, the Lender shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.

Indemnities on after Tax basis

12.12	If and to the extent that any sum payable to any Protected Party by the Borrower under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, the Borrower shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.

12.13	If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrower to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrower shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.

12.14	For the purposes of clauses 12.12 to 12.13 a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party's profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.

Tax Credit

12.15	If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable (A) to an increased payment of which that Tax Payment forms part, (B) to that Tax Payment or (C) to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	the Lender has obtained and utilised that Tax Credit, the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

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Stamp taxes

12.16	The Borrower shall pay and, within six (6) Business Days of demand, indemnify the Lender against any documented cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

Value added tax

12.17	All amounts expressed in a Finance Document to be payable by any party to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to clause 12.18 below, if VAT is or becomes chargeable on any supply made by the Lender to any party under a Finance Document, and the Lender is required to account to the relevant tax authority for the VAT, that party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to that party).

12.18	Where a Finance Document requires any party to it to reimburse or indemnify the Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that the Lender reasonably determines that it is entitled to credit or repayment of in respect of such VAT from the relevant tax authority.

12.19	Any reference in clauses 12.17 to 12.20 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

12.20	In relation to any supply made by the Lender to any party under a Finance Document, if reasonably requested by the Lender, that party must promptly provide the Lender with details of that party's VAT registration and such other information as is reasonably requested in connection with the Lender’s VAT reporting requirements in relation to such supply.

FATCA information

12.21	Subject to clause 12.23 below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party;

(b)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(c)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

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12.22	If a Party confirms to another Party pursuant to clause 12.21(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

12.23	Clause 12.21 above shall not oblige the Lender to do anything, and clause 12.21 shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality,

or to disclose any confidential information.

12.24	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with clause 12.21 above (including, for the avoidance of doubt, where clause 12.23 applies), then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

FATCA Deduction

12.25	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

12.26	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) and in any case at least three Business Days prior to making a FATCA Deduction, notify the Party to whom it is making the payment and, on or prior to the day on which it notifies that Party shall also notify the Borrower and the Lender.

Hedging

12.27	Notwithstanding anything in clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in this clause 12 (Tax gross-up and indemnities) do not include any Hedging Contract or Hedging Master Agreement entered into by the Borrower with the Hedging Provider in connection with the Facilities.

13	Increased Costs

Increased Costs

13.1	Subject to clause 13.5 (Exceptions), the Borrower shall, within six (6) Business Days of a demand by the Lender, pay to the Lender the amount of any Increased Cost incurred by the Lender or any of its Affiliates which:

(a)	arises as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation in either case made after the date of this Agreement; and/or

(b)	is a Basel III Increased Cost.

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13.2	In this Agreement Increased Costs means:

(a)	a reduction in the rate of return from the Facilities or on the Lender’s (or its Affiliate's) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into its Commitment or funding or performing its obligations under any Finance Document.

Increased Cost claims

13.3	If the Lender intends to make a claim pursuant to clause 13.1 (Increased Costs), it shall promptly notify the Borrower.

13.4	The Lender shall, as soon as practicable after a demand by the Borrower, provide a certificate confirming the amount of its Increased Costs and the basis of its calculation.

Exceptions

13.5	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by clause 12.9 (Tax indemnity) (or would have been compensated for under clause 12.9 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 12.10 applied);

(c)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation;

(d)	attributable to a FATCA Deduction required to be made by a Party; or

(e)	a Basel II Increased Cost.

13.6	In clause 13.5, a reference to a Tax Deduction has the same meaning given to the term in clause 12.1 (Definitions).

Hedging

13.7	Notwithstanding anything in clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in this clause 13 (Increased Costs) do not include any Hedging Contract or Hedging Master Agreement entered into by the Borrower with the Hedging Provider in connection with the Facilities.

14	Other indemnities

Currency indemnity

14.1	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(a)	making or filing a claim or proof against that Obligor; and/or

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(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, within six (6) Business Days of demand by the Lender, indemnify the Lender against any documented Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

14.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

Other indemnities

14.3	The Borrower shall (or shall procure that another Obligor will), within six (6) Business Days of demand by the Lender, indemnify the Lender against any and all documented Losses incurred by the Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(c)	funding, or making arrangements to fund, a Utilisation requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone);

(d)	a Loan (or part of any Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower; or

(e)	any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by the Lender as a result of conduct of any Obligor or any of their partners, directors, officers, employees, agents or advisors, that violates any Sanctions.

Indemnity to the Lender

14.4	The Borrower shall, within six (6) Business Days of demand by the Lender, indemnify the Lender against:

(a)	any and all documented Losses incurred by the Lender (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(iv)	any action taken by the Lender or any of its or their representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor's obligations under the Finance Documents, and

(b)	any cost, loss or liability incurred by the Lender (otherwise than by reason of the Lender’s gross negligence or wilful misconduct) in acting as Lender under the Finance Documents.

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Indemnity concerning security

14.5	The Borrower shall (or shall procure that another Obligor will) within six (6) Business Days of demand by the Lender indemnify each Indemnified Person against any and all documented Losses incurred by it in connection with:

(a)	any failure by the Borrower to comply with clause 16 (Costs and expenses);

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	the taking, holding, protection or enforcement of the Security Documents;

(d)	the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver by the Finance Documents or by law;

(e)	any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person);

(d)	any breach by any Obligor of the Finance Documents; or

(e)	any claim arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions and connected to an Obligor or a Mortgaged Ship or the Facilities.

Continuation of indemnities

14.6	The indemnities by the Borrower in favour of the Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by the Lender or the Borrower of the terms of this Agreement, the repayment or prepayment of any Loan, the cancellation of the Total Commitments or the repudiation by the Lender or the Borrower of this Agreement.

Third Parties Act

14.7	Each Indemnified Person may rely on the terms of clauses 14.5 (Indemnity concerning security) and clauses 12 (Tax gross-up and indemnities) and 14.9 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clauses 14.5 (Indemnity concerning security), subject to clauses 1.8 to 1.10 (Third party rights) and the provisions of the Third Parties Act.

14.8	Where an Indemnified Person (other than the Lender) (the Relevant Beneficiary) who is:

(a)	appointed by the Lender under the Finance Documents;

(b)	an Affiliate of any such person or the Lender; or

(c)	an officer, director, employee, adviser, representative or agent of any of the above persons or the Lender,

is entitled to receive any amount (a Third Party Claim) under any of the provisions referred to in clause 14.7 above:

(i)	the Borrower shall at the same time as the relevant Third Party Claim is due to the Relevant Beneficiary pay to the Lender a sum in the amount of that Third Party Claim;

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(ii)	payment of such sum to the Lender shall, to the extent of that payment, satisfy the corresponding obligations of the Borrower to pay the Third Party Claim to the Relevant Beneficiary; and

(iii)	if Borrower pays the Third Party Claim direct to the Relevant Beneficiary, such payment shall, to the extent of that payment, satisfy the corresponding obligations of the Borrower to the Lender under clause 14.8(a) above.

Interest

14.9	Moneys becoming due by the Borrower to any Indemnified Person under the indemnities contained in this clause 14 (Other indemnities) or elsewhere in this Agreement shall be paid within six (6) Business Days of demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the due date therefor to the date of reimbursement by the Borrower to such Indemnified Person (both before and after judgment) at the rate referred to in clauses 8.3 to 8.5 (Default interest).

Exclusion of liability

14.10	No Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct. Any Indemnified Person may rely on this clause 14.10 subject to clauses 1.8 to 1.10 (Third party rights) and the provisions of the Third Parties Act.

Fax and email indemnity

14.11	The Borrower shall indemnify the Lender within six (6) Business Days of demand made by the Lender against any and all documented Losses together with any VAT thereon which the Lender may sustain or incur as a consequence of any fax or email communication purporting to originate from the Borrower to the Lender being made or delivered fraudulently or without proper authorisation (unless such Losses are the direct result of the gross negligence or wilful misconduct of the Lender).

Hedging

14.12	Notwithstanding anything in clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in this clause 14 (Other indemnities) do not include any Hedging Contract or Hedging Master Agreement entered into by the Borrower with the Hedging Provider in connection with the Facilities.

15	Mitigation by the Lender

Mitigation

15.1	The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 12 (Tax gross-up and indemnities) or clause 13 (Increased Costs) including (but not limited to) assigning its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

15.2	Clause 15.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Limitation of liability

15.3	The Borrower shall indemnify the Lender within six (6) Business Days of demand made by the Lender for all documented costs and expenses incurred by the Lender as a result of steps taken by it under clause 15.1 (Mitigation).

15.4	The Lender is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

16	Costs and expenses

Transaction expenses

16.1	The Borrower shall within six (6) Business Days of demand pay the Lender and the Hedging Provider the amount of all documented costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by any of them (and by any Receiver) in connection with the negotiation, preparation, printing, execution, registration and perfection and any release, discharge or reassignment of:

(a)	this Agreement, the Hedging Master Agreements and any other documents referred to in this Agreement, the Original Security Documents and the Non-obligor Security Documents;

(b)	any other Finance Documents executed or proposed to be executed after the date of this Agreement including any Finance Documents executed to provide additional security under clause 25 (Minimum security value); or

(c)	any Security Interest expressed or intended to be granted by a Finance Document or Non-obligor Security Document.

Amendment costs

16.2	If an Obligor requests an amendment, waiver or consent or an amendment is required pursuant to clause 34.11 (Change of Currency) or any amendment or waiver is contemplated or agreed pursuant to clause 40.1 (Replacement of Screen Rate), the Borrower shall, within six (6) Business Days of demand by the Lender, reimburse the Lender for the amount of all documented costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by the Lender (and by any Receiver) in responding to, evaluating, negotiating or complying with or implementing that request, requirement or actual or contemplated agreement.

Enforcement, preservation and other costs

16.3	The Borrower shall, within six (6) Business Days of demand by the Lender, pay to the Lender the amount of all documented costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants, brokers, surveyors and advisers) incurred by the Lender in connection with:

(a)	the enforcement of, or the preservation of any rights under, any Finance Document (other than the Hedging Contracts or any Hedging Master Agreement) or Non-obligor Security Document and any proceedings initiated by or against any Indemnified Person and as a consequence of holding the Charged Property or enforcing those rights and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents and/or the Non-obligor Security Documents or enforcing those rights;

(b)	any valuation carried out under clause 25 (Minimum security value); or

(c)	any inspection carried out under clause 23.9 (Inspection and notice of dry-docking) when an Event of Default is continuing.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Double counting

16.4	For the avoidance of doubt there shall be no double counting between any of the indemnity and/or costs provisions of this Agreement on the one hand and the provisions of any other Finance Document on the other. Accordingly, if a payment is received by way of indemnity or reimbursement of costs by the Lender under any of the Finance Documents which, but for this provision, would also be due under this Agreement, the person making the payment (the payer) shall be relieved, pro tanto, from any obligation to pay a corresponding amount under this Agreement provided that any settlement or discharge between the Lender on the one hand and the payer on the other shall be conditional upon no security or payment (whether by set-off or otherwise) to the Lender in relation to this Agreement or any other Finance Document being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, the Lender shall be entitled to recover the value or amount of such security or payment from the payer subsequently as if such settlement or discharge had not occurred.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Section 7 - Guarantee

17	Guarantee and indemnity

Guarantee and indemnity

17.1	The Parent irrevocably and unconditionally:

(a)	guarantees to the Lender and the Hedging Provider punctual performance by each other Obligor of all such Obligor's obligations under the Finance Documents;

(b)	undertakes with the Lender and the Hedging Provider that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with the Lender and the Hedging Provider that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation indemnify the Lender and the Hedging Provider immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by the Borrower under any Finance Document on the date when it would have been due. The amount payable by the Parent under this indemnity will not exceed the amount it would have had to pay under this clause 17.1 if the amount claimed had been recoverable on the basis of a guarantee.

Continuing guarantee

17.2	This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

Reinstatement

17.3	If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Lender and the Hedging Provider in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration, judicial management or otherwise, without limitation, then the liability of the Parent under this clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

Waiver of defences

17.4	The obligations of the Parent under this clause 17 will not be affected by an act, omission, matter or thing (whether or not known to it or the Lender and the Hedging Provider) which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 17 including (without limitation):

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

Immediate recourse

17.5	The Parent waives any right it may have of first requiring the Lender or the Hedging Provider to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Parent under this clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

Appropriations

17.6	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender or the Hedging Provider may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender or the Hedging Provider in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Parent shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Parent or on account of the Parent's liability under this clause 17.

Deferral of Parent’s rights

17.7	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender and the Hedging Provider otherwise directs, the Parent will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 17:

(a)	to be indemnified by another Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender and the Hedging Provider under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender and the Hedging Provider;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Parent has given a guarantee, undertaking or indemnity under clause 17 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any other Obligor; and/or

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(f)	to claim or prove as a creditor of any other Obligor in competition with the Lender and the Hedging Provider.

17.8	If the Parent receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Lender and the Hedging Provider for application in accordance with clause 34 (Payment mechanics). This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

Additional security

17.9	This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender and the Hedging Provider.

Default interest

17.10	No interest of the type referred to at clauses 8.3 to 8.5 (Default interest) shall accrue on any amount unpaid by the Parent under clause 17.1 (Guarantee and indemnity) in addition to that accrued and accruing on the guaranteed amount.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

18	Representations

18.1	The Borrower and the Parent makes and repeats the representations and warranties set out in this clause 18 to the Lender at the times specified in clauses 18.45 to 18.47 (Times when representations are made).

Status

18.2	Each Obligor is a limited liability company, duly incorporated and validly existing and, where applicable to its Original Jurisdiction, in good standing under the law of its Original Jurisdiction.

18.3	Each Obligor has capacity, power and authority to carry on its business as it is now being conducted and to own its property and other assets.

Binding obligations

18.4	Subject to the Legal Reservations, the obligations expressed to be assumed by each Obligor in each Finance Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations and each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

Power and authority

18.5	Each Obligor has power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, each Finance Document to which it is, or is to be, a party and each of the transactions contemplated by those documents.

18.6	No limitation on any Obligor's powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Finance Document to which such Obligor is, or is to be, a party.

Non-conflict

18.7	The entry into and performance by each Obligor of, and the transactions contemplated by the Finance Documents and the granting of the Security Interests purported to be created by the Security Documents do not and will not conflict with:

(a)	any law or regulation applicable to any Obligor;

(b)	the Constitutional Documents of any Obligor; or

(c)	any agreement or other instrument binding upon any Obligor or its assets or constitute a default or termination event (however described) under any such agreement or instrument or result in the creation of any Security Interest (save for a Permitted Security Interest) on any of its assets, rights or revenues.

Validity and admissibility in evidence

18.8	All authorisations required:

(a)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Finance Document to which it is a party;

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(b)	to make each Finance Document to which it is a party admissible in evidence in its Original Jurisdiction and in England and Wales and Singapore; and

(c)	to ensure that each of the Security Interests created under the Security Documents has the priority and ranking contemplated by them,

have been obtained or effected and are in full force and effect except any authorisation or filing referred to in clause 18.23 (No filing or stamp taxes), which authorisation or filing will be promptly obtained or effected within any applicable period.

18.9	All authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor and to use the Charged Property, have been obtained or effected and are in full force and effect where failure to obtain or effect those authorisations would have or be reasonably likely to have a Material Adverse Effect.

Governing law and enforcement

18.10	Subject to Legal Reservations, the choice of English law or any other applicable law as the governing law of any Finance Document will be recognised and enforced in each Obligor's Original Jurisdiction and in England and Wales and Singapore.

18.11	Subject to Legal Reservations, any judgment obtained in England or Singapore in relation to an Obligor will be recognised and enforced in each Obligor's Original Jurisdiction and in England and Wales and Singapore.

Information

18.12	Any Information is true and accurate in all material respects at the time it was given or made.

18.13	At the time the Information was given there are no facts or circumstances known to the Borrower or the Parent (having made due enquiry) or any other information known to the Borrower or the Parent (having made due enquiry) which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

18.14	At the time the Information is given, the Information does not omit anything known to the Borrower or the Parent (having made due enquiry) which would result in the Information being incomplete, untrue, inaccurate or misleading in any material respect.

18.15	All opinions, projections, forecasts or expressions of intention contained in the Information and the assumptions on which they are based have been arrived at after due and careful enquiry and consideration and were believed to be reasonable by the person who provided that Information as at the date it was given or made.

18.16	For the purposes of clauses 18.12 to 18.15, Information means: any information provided by any Obligor or any other Group Member to the Lender or an Approved Broker in connection with the Finance Documents or the transactions referred to in them.

Original Financial Statements

18.17	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

18.18	The Original Financial Statements fairly present the financial condition and results of operations of the relevant Obligors and the Group (consolidated in the case of the Group) during the relevant financial year.

18.19	There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Parent) since the date of the Original Financial Statements.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Pari passu ranking

18.20	Each Obligor's payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

Ranking and effectiveness of security

18.21	Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any Legal Opinion, the security created by the Security Documents has (or will have when the Security Documents have been executed) the priority which it is expressed to have in the Security Documents, the Charged Property is not subject to any Security Interest other than Permitted Security Interests and such security will constitute perfected security on the assets described in the Security Documents.

No insolvency

18.22	No corporate action, legal proceeding or other procedure or step described in clause 28.21 (Insolvency proceedings) or creditors' process described in clauses 28.23 and 28.24 (Creditors' process) has been taken or, to the knowledge of the Borrower or the Parent, threatened in relation to an Obligor and none of the circumstances described in clauses 28.17 to 28.19 (Insolvency) applies to any Obligor.

No filing or stamp taxes

18.23	Under the laws of each Obligor's Original Jurisdiction, England and Wales and Singapore it is not necessary that any Finance Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in those jurisdictions or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Finance Document or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Finance Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document.

Tax

18.24	No Obligor is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to which it is, or is to be, a party.

No Event of Default

18.25	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

18.26	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or to which any Obligor's assets are subject which might reasonably be expected to have a Material Adverse Effect.

No proceedings pending or threatened

18.27	No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of the Borrower’s or the Parent's knowledge and belief (having made due and careful enquiry)) been started or threatened against any Obligor.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

No breach of laws

18.28	No Obligor has breached any law or regulation which breach might reasonably be expected to have a Material Adverse Effect.

Environmental matters

18.29	No Environmental Law applicable to any Ship and/or any Obligor has been violated in a manner or circumstances which might reasonably be expected to have a Material Adverse Effect.

18.30	All consents, licences and approvals required under Environmental Laws for the Ships have been obtained and are currently in force.

18.31	No Environmental Claim has been made or, to the best of the Borrower’s or the Parent's knowledge and belief (having made due and careful enquiry), is threatened or pending against any Obligor or any Ship or any other vessel owned, operated, managed or crewed by any Group Member (each being a Fleet Vessel) where that claim might reasonably be expected to have a Material Adverse Effect and there has been no Environmental Incident (or the equivalent in respect of a Fleet Vessel) which has given, or might give, rise to such a claim.

Tax compliance

18.32	No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor with respect to Taxes such that a liability of, or claim against, any Obligor is reasonably likely to arise for an amount for which adequate reserves have not been provided and which might reasonably be expected to have a Material Adverse Effect.

Anti-corruption law and Anti-Terrorism Law

18.33

(a)	Each Obligor has conducted its business in compliance with applicable anti-corruption and anti-bribery laws and has instituted and maintains policies and procedures designed to promote and achieve compliance with such laws.

(b)	Each Obligor has conducted its business in compliance with applicable Anti-Terrorism Laws and no director, officer or Affiliate of it or any of its Subsidiaries has, to its knowledge, failed to comply with any applicable Anti-Terrorism Laws.

Security and Financial Indebtedness

18.34	No Security Interest exists over all or any of the present or future assets of any Obligor in breach of this Agreement.

18.35	No Obligor has any Financial Indebtedness outstanding in breach of this Agreement.

Legal and beneficial ownership

18.36	Each Obligor has a good, valid and marketable title to, or valid leases or licences of, the Charged Property necessary to carry on its respective business as presently conducted.

18.37	Each Owner will have a good, valid and marketable title to the Ship it is expressed to own from the commencement of the applicable Mortgage Period.

Accounting Reference Date

18.38	The financial year-end of each Obligor is the Accounting Reference Date.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Copies of documents

18.39	The Constitutional Documents of the Obligors delivered to the Lender under clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery.

No immunity

18.40	No Obligor or any of its assets is immune to any legal action or proceeding.

Ship status

18.41	Each Ship is on the first day of its Mortgage Period:

(a)	registered in the name of the Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)	operationally seaworthy and in every way fit for service;

(c)	classed with the relevant Classification free of any overdue requirements and recommendations of the relevant Approved Classification Society; and

(d)	insured in the manner required by the Finance Documents.

Sanctions

18.42	None of the Obligors, nor any of their Subsidiaries nor any of their respective directors, officers or employees or any other Relevant Person is:

(a)	a Restricted Party;

(b)	in breach of Sanctions; or

(c)	subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any Sanctions Authority concerning any Sanctions.

FATCA

18.43	No Obligor is a US Tax Obligor.

No money laundering

18.44	In relation to the borrowing by the Borrower of the Loans, the performance and discharge of the Obligors’ obligations and liabilities under the Finance Documents and the transactions and other arrangements effected or contemplated by this Agreement and the Finance Documents, the Obligors are acting for their own account and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented by any relevant regulatory authority or otherwise to combat money laundering.

Times when representations are made

18.45	All of the representations and warranties set out in this clause 18 (other than the Ship Representations in respect of each Ship) are deemed to be made on the dates of:

(a)	this Agreement;

(b)	the first Utilisation Request; and

(c)	the first Utilisation.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

18.46	The Repeating Representations are deemed to be made on the dates of each subsequent Utilisation Request and the first day of each Interest Period, save that that part of the representation and warranty set out at clause 18.31 (Environmental matters) that relates to a Fleet Vessel shall not repeat.

18.47	All of the Ship Representations in respect to a Ship are deemed to be made on the first day of the Mortgage Period for that Ship.

18.48	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances then existing at the date the representation or warranty is deemed to be made.

19	Information undertakings

19.1	The Borrower and the Parent undertake that this clause 19 will be complied with throughout the Facility Period.

19.2	In this clause 19:

Annual Financial Statements means the financial statements for a financial year of the Borrower and the Parent delivered pursuant to clause 19.3.

Quarterly Financial Statements means the financial statements for a financial quarter of the Parent delivered pursuant to clause 19.4.

Financial statements

19.3	The Obligors shall supply to the Lender as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years, the audited consolidated financial statements for that financial year of the Borrower and the audited consolidated financial statements for that financial year for the Parent.

19.4	The Obligors shall supply to the Lender as soon as the same become available, but in any event within ninety (90) days after the end of each first, second and third financial quarters for the Parent, the Parent’s unaudited consolidated financial statements for that financial quarter.

19.5	The Obligors shall supply to the Lender as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years, consolidated five (5) year financial projections of the Parent commencing with the financial year in which such projections are delivered, such projections to be set out in a written format reasonably acceptable to the Lender.

19.6	The posting of the Parent’s Annual Financial Statements and Quarterly Financial Statements on its online home page (to be provided to the Lender once known) within the time frames required by clauses 19.3 and 19.4 shall be deemed to satisfy the Obligors’ obligations under those clauses in the context of the Annual Financial Statements and Quarterly Financial Statements of the Parent provided that the Borrower or the Parent notify the Lender as soon as such financials have been posted on its home page and provide the Lender with the direct link to such financials.

Provision and contents of Compliance Certificate

19.7	The Parent shall supply a Compliance Certificate to the Lender with each set of audited consolidated Annual Financial Statements and the Quarterly Financial Statements for the financial quarter ending 30 June only, in each case for the Parent, as provided to the Lender. Such Compliance Certificate shall be promptly provided following the posting of the Parent’s Annual Financial Statements or, as the case may be, the Quarterly Financial Statements for the financial quarter ending 30 June only but in any event within the time periods required by clauses 19.3 and 19.4 (as applicable)

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

19.8	Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with clause 20 (Financial covenants).

19.9	Each Compliance Certificate shall be signed by the chief financial officer of the Parent or other authorised signatory of the Parent.

Requirements as to financial statements

19.10	The Obligors shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a profit and loss account, a balance sheet and a cash flow statement and that, in addition, each set of Annual Financial Statements shall be audited by the Auditors.

19.11	Each set of financial statements delivered pursuant to clauses 19.3 and 19.4 (Financial statements) shall:

(a)	be prepared in accordance with GAAP; and

(b)	fairly present the financial condition and operations of the Group or (as the case may be) the Borrower as at the date as at which those financial statements were drawn up.

19.12	The Borrower shall procure that each set of financial statements delivered pursuant to clauses 19.3 and 19.4 (Financial statements) shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Borrower notifies the Lender that there has been a change in GAAP or the accounting practices, in which event, the Lender may request the Borrower to provide clarifications and the Borrower shall deliver to the Lender sufficient information to enable the Lender to determine whether clause 20 (Financial covenants) has been complied with.

19.13	Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

Year-end

19.14	The Borrower shall procure that each financial year-end of the Borrower and the Parent falls on the Accounting Reference Date.

Information: miscellaneous

19.15	The Borrower shall deliver to the Lender:

(a)	copies of all documents dispatched by the Parent to its shareholders (or any class of them) and, at all times, copies of all documents dispatched by the Borrower to its shareholders which are material to the Facilities and copies of all documents dispatched by the Parent, the Borrower and the relevant Owner to their creditors generally at the same time they are dispatched;

(b)	at the same time as they are dispatched, copies of all material documents, filings and disclosures dispatched by the Parent to the applicable stock exchange;

(c)	as soon as instituted or (to the best of the knowledge and belief of the Borrower) threatened, details of any material litigation, arbitration or administrative proceedings current, pending or threatened which could affect the Borrower or any Obligor and which might if adversely determined have a Material Adverse Effect;

(d)	promptly, such information as the Lender may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents;

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(e)	promptly, such other material information in the possession or control of the Borrower or any other Obligor regarding the financial condition, business, operations and ownership of the Borrower and the Obligors as the Lender may reasonably request, except to the extent that disclosure of such information would breach any law, regulation stock exchange requirement or listing rule;

(f)	details of any change in the ownership of the shares in the Parent such that:

(i)	the shareholding of a shareholder of the Parent changes so that following such change they hold 25% or more of the shares of the Parent; and

(ii)	BW Group ceases to beneficially and legally hold (directly or indirectly) 50% or more of the issued share capital of the Parent or such number of shares in the Parent as carry 50% or more of the voting rights normally exercisable at a general meeting of the Parent, and in respect of (ii) above no such reporting of details will be required if the shareholder is BW Group (or one of its wholly owned Subsidiaries);

(g)	details of any change in the ownership of the shares in the Borrower or the relevant Owner as agreed to by the Lender in accordance with clause 21.28 (No change in shareholdings);

(h)	details of any changes made to the Constitutional Documents of the Borrower or any Obligor if such changes might reasonably be expected to negatively impact on the rights and remedies of the Lender under the Finance Documents;

(i)	promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions by any Sanctions Authority against it, any of its direct or indirect owners, Subsidiaries, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken with regards to answer or oppose such; and

(j)	promptly upon becoming aware that it, any of its direct or indirect owners, Subsidiaries, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives has become or is likely to become a Restricted Party, a notice to that effect.

Notification of Default

19.16	The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon any Obligor becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.17	Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two authorized signatories of the Parent on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

Sufficient copies

19.18	The Borrower, if so requested by the Lender, shall deliver sufficient copies of each document to be supplied under the Finance Documents to the Lender and a document in electronic format shall be sufficient to satisfy this requirement provided that a single certified hard copy is provided to the Lender if the relevant document is required to be provided in certified form.

"Know your customer" checks

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

19.19	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor or the composition of the shareholders of an Obligor (including, for the avoidance of doubt, any change resulting in a shareholder holding more than 10% of an Obligor’s share capital but only to the extent that the change in composition results in a shareholder who did not at the date of this Agreement have a shareholding of 10% or more in the Parent having such shareholding);

(c)	a proposed assignment by the Lender or the Hedging Provider of any of its rights under this Agreement or any Hedging Contract; or

(d)	the Lender’s annual “know your customer” review process,

obliges the Lender or the Hedging Provider (or, in the case of clause 19.19(c) above, any prospective new Lender or Hedging Provider) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender or Hedging Provider (and, in the case of a change in the shareholding of the Parent only, where such request is reasonably made) supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender or Hedging Provider (for itself or in the case of the event described in clause 19.19(c) above, on behalf of any prospective new Lender or Hedging Provider) in order for the Lender or Hedging Provider or, in the case of the event described in clause 19.19(c) above, any prospective new Lender or Hedging Provider to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents (provided that the breakdown of the Sohmen Family Trust need not be provided unless the same is required by any applicable law or regulation).

20	Financial covenants

20.1	The Parent undertakes that this clause 20 will be complied with throughout the Facility Period.

Financial definitions

20.2	In this clause 20:

Adjusted Equity means the total equity presented in the Parent’s most recent consolidated financial statements provided to the Lender pursuant to clauses 19.3 and 19.6 (Financial statements) by adjusting the vessels’ book values (being the aggregate of vessels, vessels under construction (to the extent paid for by any member of the Group) and periodic maintenance reserves) to their current market values.

Cash means, at any time:

(a)	cash in hand legally and beneficially owned by a member of the Group; and

(b)	cash deposits legally and beneficially owned by a member of the Group and which are deposited with (i) the Lender or (ii) any other deposit taking institution having a rating of at least A from Standard & Poor’s Ratings Group or A3 from Moody’s Investors Service or A from Fitch Ratings (each, an Acceptable Bank),

(c)	which in each case:

(d)	is free from any Security Interest, other than pursuant to the Security Documents;

(e)	is at the free and unrestricted disposal of the relevant member of the Group by which it is owned; and

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(f)	in the case of cash in hand or cash deposits held by a member of the Group other than the Parent, is (in the opinion of the Lender, upon such documents and evidence as the Lender may require the Parent to provide in order to form the basis of such opinion) capable or, upon the occurrence of an Event of Default, would become capable of being paid without restriction to the Parent within five (5) Business Days of its request or demand therefore either by way of a dividend or by way of a repayment of principal (or the payment of interest thereon) in respect of an intercompany loan from the Parent to that Subsidiary.

Cash Equivalents means, at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank (as defined under Cash);

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America or any member state of the European Economic Area having a rating of at least AA from Standard & Poor’s Ratings Group or AA2 from Moody’s Investors Service or AA from Fitch Ratings, or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America or any member state of the European Economic Area;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of at least A-1 or higher by Standard & Poor’s Ratings Group or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Ratings Group or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above and (iii) can be turned into cash on not more than five (5) days’ notice; or

(e)	any other debt security approved by the Lender,

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security Interest (other than under the Security Documents).

Credit Lines means any available credit lines of each member of the Group with a remaining tenor of at least six (6) months held with reputable international banks.

Current Liabilities means, on any day, all liabilities of the Parent and its Subsidiaries on a consolidated basis which would, in accordance with GAAP consistently applied, be classified as current liabilities on that day.

Liabilities means, on any day, an amount equal to the aggregate of the Current Liabilities and the Long Term Liabilities.

Long Term Liabilities means, on any day, all liabilities of the Parent and its Subsidiaries on a consolidated basis which would, in accordance with GAAP consistently applied, be classified as long term liabilities on that day (excluding for these purposes “deferred taxes” (as such term is used in accordance with GAAP)).

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Minimum Liquidity means, on any day, the aggregate Cash and Cash Equivalents of each member of the Group and any available Credit Lines on a consolidated basis.

Financial condition

20.3	The Parent shall ensure that:

(a)	Adjusted Equity ratio: On a consolidated basis the Adjusted Equity shall at all times be no less than 25% of the sum of the Liabilities and Adjusted Equity.

(b)	Minimum Adjusted Equity: On a consolidated basis the Adjusted Equity on the last day of any fiscal half-year shall at all times be no less than $350,000,000.

(c)	Minimum Liquidity: On a consolidated basis, Minimum Liquidity shall at all times be equal to or greater than $60,000,000 of which $30,000,000 may consist of Credit Lines.

Calculations for the purposes of this clause 20 shall be calculated on a consolidated basis, based on the Parent financial statements prepared on the basis of GAAP in force as at the date of this Agreement.

Financial testing

20.4	The financial covenants set out in clause 20.3 (Financial condition) shall be calculated in accordance with GAAP in force as at the date of this Agreement and tested as of 30 June and 31 December of each financial year of the Parent and by reference to each of the financial statements delivered in respect of the Parent pursuant to clauses 19.3 and 19.4 (Financial statements) and/or each Compliance Certificate delivered pursuant to clause 19.7 (Provision and contents of Compliance Certificate).

21	General undertakings

21.1	The Borrower undertakes that this clause 21 will be complied with by and in respect of each Obligor throughout the Facility Period.

Use of proceeds

21.2	The proceeds of Utilisations will be used exclusively for the purposes specified in clause 3 (Purpose) and no proceeds of any Loan shall be made available, directly or indirectly, to or for the benefit of a Restricted Party.

Authorisations

21.3	Each Obligor will promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of,

any authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents to which it is a party;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document to which it is a party; and

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(iii)	carry on its business where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.

Compliance with laws

21.4	Each Obligor will:

(a)	comply in all respects with all laws and regulations (including Environmental Laws):

(b)	applicable to its business; and

(c)	applicable to each Ship, its ownership, employment, operation, management and registration,

(d)	including the ISM Code, the ISPS Code, all Environmental Laws and the laws of the Flag State, if failure so to comply has or is reasonably likely to have a Material Adverse Effect;

(e)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals, if failure so to comply has or is reasonably likely to have a Material Adverse Effect; and

(f)	comply in all respects with all Sanctions applicable to its business and applicable to each Ship, its ownership, employment, operation, management and registration.

21.5	Without limiting clause 21.4(a) above, each Obligor will not employ any Ship nor allow its employment, operation or management in any manner contrary to any applicable law or regulation in all material respects including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions to which it may be subject.

Anti-corruption law and Anti-Terrorism Law

21.6	No Obligor will directly or indirectly use the proceeds of the Facilities for any purpose which would breach any Anti-Terrorism Law.

21.7	Each Obligor shall conduct its businesses in compliance with applicable Anti-Terrorism Laws.

21.8	No Obligor will directly or indirectly use the proceeds of the Facilities for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977, the Prevention of Corruption Act (Cap. 241) of Singapore or other similar legislation in other jurisdictions and applicable to it.

21.9	Each Obligor shall:

(a)	conduct its businesses in compliance with applicable anti-corruption laws; and

(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.

Tax compliance

21.10	Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time allowed by law without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them; and

(c)	such payment can be lawfully withheld or failure to pay such Taxes shall not have or is not reasonably likely to have a Material Adverse Effect.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

21.11	Except as approved, each Obligor shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction.

Change of business

21.12	The Borrower shall not, and the Borrower shall ensure that no Obligor will:

(a)	make or threaten to make any change in its business which; or

(b)	carry on any other business, which in relation to its business,

in each case is or would be substantial in relation to the business of:

(i)	the Borrower; or

(ii)	any Obligor.

This clause 21.12 shall not apply to any such change or new business made with the prior written consent of the Lender (with such consent not to be unreasonably withheld or delayed) or, in relation to the Borrower and the Parent, which relates to any type of shipping, shipping finance and transportation business.

Merger

21.13	The Borrower shall not, and the Borrower shall ensure that no Obligor will, enter into any amalgamation, demerger, merger or corporate reconstruction (each a “merger”).

21.14	Clause 21.13 above shall not apply to any merger or amalgamation made with the prior written consent of the Lender or where the Obligor concerned is the surviving entity.

Further assurance

21.15	Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require):

(a)	to perfect the Security Interests created or intended to be created by that Obligor under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by law;

(b)	to confer on the Lender Security Interests over the Charged Property of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;

(c)	to facilitate the realisation of the Charged Property which is, or is intended to be, the subject of the Security Documents if at that time the Lender is entitled to realise such Charged Property pursuant to the terms of the relevant Security Document; and/or

(d)	to facilitate the accession by a New Lender to any Security Document following an assignment in accordance with clause 29.1 (Changes to the Lender).

21.16	Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Negative pledge in respect of Charged Property

21.17	Except as approved and for Permitted Security Interests, no Obligor will grant or allow to exist any Security Interest over any Charged Property.

Environmental matters

21.18	The Lender will be notified as soon as reasonably practicable of any Environmental Claim being made against any Obligor or any Mortgaged Ship which, if successful to any extent, might have a Material Adverse Effect and of any Environmental Incident which may give rise to such a claim and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

21.19	Environmental Laws (and any consents, licences or approvals obtained under them) applicable to any Mortgaged Ship will not be violated in a way which might have a Material Adverse Effect.

Sanctions

21.20	No Obligor shall (and the Borrower shall ensure that no other Relevant Person will) take any action, make any omission or use (directly or indirectly) any proceeds of any Loan, in a manner that:

(a)	is a breach of Sanctions; and/or

(b)	causes (or will cause) a breach of Sanctions by any Relevant Person or Lender.

21.21	No Obligor shall (and the Borrower shall ensure that no other Relevant Person will) take any action or make any omission that results, or is likely to result, in it or the Lender becoming a Restricted Party.

21.22	Each Obligor shall maintain appropriate policies and procedures to:

(a)	identify any risks to its business as a result of Sanctions; and

(b)	promote and achieve compliance with its obligations under clauses 21.20 and 21.21 above.

21.23	No Obligor shall (and the Borrower shall ensure that no other Relevant Person will) fund all or part of any payment under a Finance Document out of proceeds derived from business or transactions with a Restricted Party or from any action which would be prohibited by Sanctions or would otherwise cause any Relevant Person or the Lender to be in breach of Sanctions.

21.24	Each Obligor shall comply in all respects with all Sanctions and in particular the Borrower shall procure that the relevant Owner shall not employ any Ship owned by it nor allow its employment, operation or management in any matter contrary to Sanctions.

Listing

21.25	The Borrower shall procure that the Parent shall at all times during the Facility Period maintain the listing of its shares on a stock exchange which it is presently listed (or any other exchange acceptable to the Lender with its prior written consent) and does not do or omit to do anything, which could result in the trading of its shares being suspended for any period (other than where such shares are moving to another stock exchange permitted in accordance with this clause).

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Pari passu ranking

21.26	The Borrower and each Obligor shall ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except those creditors whose claims are mandatorily preferred by laws of general application to companies.

Subordination of loans

21.27	The Borrower and the Parent may service any shareholder loans or related party loans unless an Event of Default has occurred and is continuing or would arise from the same. The Borrower and the Parent shall procure that any shareholder loans (including any loan notes) between the Borrower and the Parent and any of its shareholders shall be documented on a basis that they are subordinated to the Facilities and the Hedging Contracts on terms consistent with clause 27.4 (Distributions and other payments). For the avoidance of doubt, the relevant Owner shall be entitled to incur shareholder loans and to have intercompany balances with the Borrower and the Parent and shall be entitled to service such shareholder loans and intercompany balances at all times. Further, for the avoidance of doubt, no subordination agreement will be required in respect of any shareholder loans (including any loan notes) provided by the Parent to the Borrower.

No change in shareholdings

21.28	There will be no change in the shareholdings of the Borrower (which shall be directly or indirectly wholly owned by the Parent) or the relevant Owner (which shall be directly or indirectly wholly owned by the Borrower) throughout the Facility Period without the prior written consent of the Lender. The consent of the Lender will not be required under this clause 21.28 for any change of shareholding of the Borrower or any Owner where the Borrower or relevant Owner remains directly or indirectly wholly owned by the Parent.

21.29	The Parent shall procure that no Security Interest is granted over any of the shares in the Borrower or the relevant Owner.

22	Dealings with Ship

22.1	The Borrower undertakes that this clause 22 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship's Mortgage Period.

Ship's name and registration

22.2	The Ship's name shall only be changed after prior written notice to the Lender and, the relevant Owner shall promptly take all necessary steps to update all applicable insurance, class and registration documents with such change of name.

22.3	The Ship shall be registered with the relevant Registry under the laws of its Flag State. Except with prior written approval from the Lender, the Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State), provided that no such approval shall be required for the registration of a Ship under the flag of another Approved Flag State as long as replacement Security Interests are granted in respect of that Ship (which provide recourse materially equivalent to those in place prior to such registration) in favour of the Lender immediately following the registration of such Ship under the flag of that Approved Flag State. If that registration is for a limited period, it shall be renewed at least forty five (45) days before the date it is due to expire and the Lender shall be notified of that renewal at least thirty (30) days before that date.

22.4	Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Ship being required to be registered under the laws of another state of registry other than an Approved Flag State.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Sale or other disposal of Ship

22.5	Except (a) with approval or (b) in respect of any sale whereby the Borrower will satisfy in full its obligations under clauses 7.7 (Sale) to 7.11 (Total Loss), the relevant Owner will not sell, or agree to, transfer, abandon or otherwise dispose of the relevant Ship or any share or interest in it.

Manager

22.6	A manager of the Ship shall not be appointed unless that manager is an Approved Manager and such appointment of an Approved Manager should be made on the basis that such Approved Manager shall enter into a Manager's Undertaking prior to the commencement of its appointment. There shall be no material change to the terms of appointment of an Approved Manager (once appointed) unless such change is also approved.

Copy of Mortgage on board

22.7	A properly certified copy of the relevant Mortgage shall be kept on board the Ship with its papers and shown to anyone having business with the Ship which might create or imply any commitment or Security Interest over or in respect of the Ship (other than a lien for crew's wages and salvage) and to any representative of the Lender.

Notice of Mortgage

22.8	A framed printed notice of the Ship’s Mortgage shall be prominently displayed in the navigation room and in the Master's cabin of the Ship. The notice must be in plain type and read as follows:

"NOTICE OF MORTGAGE

This Ship is subject to a first mortgage in favour of Skandinaviska Enskilda Banken AB (publ), Singapore Branch of 50 Collyer Quay #12-03, OUE Bayfront, Singapore 049321. Under the said mortgage and related documents, neither the owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew's wages and salvage".

No-one will have any right, power or authority to create, incur or permit to be imposed upon the Ship any lien whatsoever other than a Permitted Maritime Lien.

Conveyance on default

22.9	Where the Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the relevant Owner shall, upon the Lender’s request, immediately execute such form of transfer of title to the Ship as the Lender may require.

Chartering

22.10	The Borrower shall procure that the relevant Owner shall:

(a)	not let any Ship on bareboat or demise charter for any period to anybody who is not a Group Member; and

(b)	ensure that any bareboat, demise, time or consecutive voyage charter in respect of any Ship is entered into on bona fide arm’s length terms unless such bareboat, demise, time or consecutive voyage charter is to a Group Member (in which case the tenure of such charter shall be no more than 36 months).

Lay up

22.11	Except with approval, the Ship shall not be cold laid up or deactivated.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Poseidon Principles

22.12	The Borrower shall, upon the request of the Lender (made no later than 31 March in the relevant calendar year) and at the cost of the Lender, on or before 31st July in each calendar year (each a Reporting Deadline Date), supply or procure that the relevant Approved Classification Society supply to the Lender in order for the Lender to comply with its obligations under the Poseidon Principles in respect of the preceding year, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any Statement of Compliance, (together with the average efficiency ratio and the climate alignment as calculated by the Approved Classification Society in accordance with the Poseidon Principles) in each case relating to each Ship for the preceding calendar year provided always that no Lender shall publicly disclose such information with the identity of the Ships without the prior written consent of the Borrower. For the avoidance of doubt, such information shall be “Confidential lnformation” for the purposes of clause 41 (Confidentiality) but the Borrower acknowledges that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the Lender’s portfolio climate alignment.

22.13	Further, no Default or Event of Default shall occur as a result of the Borrower failing to provide all or part of the information set out in this clause by the relevant Reporting Deadline Date.

23	Condition and operation of Ship

23.1	The Borrower undertakes that this clause 23 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship's Mortgage Period.

Defined terms

23.2	In this clause 23 and in Schedule 3 (Conditions precedent):

applicable code means any code or prescribed procedures required to be observed by the Ship or the persons responsible for its operation under any applicable law (including but not limited to those currently known as the ISM Code and the ISPS Code).

applicable law means all laws and regulations applicable to vessels registered in the Ship’s Flag State or which for any other reason apply to the Ship or to its condition or operation at any relevant time.

applicable operating certificate means any certificates or other document relating to the Ship or its condition or operation required to be in force under any applicable law or any applicable code.

Repair

23.3	The Ship shall be kept in a good, safe and efficient state of repair. The quality of workmanship and materials used to repair the Ship or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that the Ship's value is not reduced.

Modification

23.4	Except with approval, the structure, type or performance characteristics of the Ship shall not be modified in a way which could or might materially alter the Ship or materially reduce its value save that this provision shall not prevent any modification, repair, installation or maintenance work which is consistent with standard ownership and management practices or which is required by any applicable law or regulation.

Removal of parts

23.5	Except with approval, no material part of the Ship or any equipment shall be removed from the Ship if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment owned by the relevant Owner free of any Security Interest except under the Security Documents). For the avoidance of doubt, the provisions set out in this clause 23.5 shall not prevent any maintenance work to the Ship consistent with standard ownership and management practices or which is required by any applicable law or regulation.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Third party owned equipment

23.6	Except with approval, equipment owned by a third party shall not be installed on the Ship if it cannot be removed without risk of causing damage to the structure or fabric of the Ship or incurring significant expense.

Maintenance of class; compliance with laws and codes

23.7	The Ship's class shall be the relevant Classification which shall not have any overdue requirements or recommendations and such Classification shall not be changed without the prior written consent of the Lender. The Ship and every person who owns, operates or manages the Ship shall comply with all applicable laws and the requirements of all applicable codes. There shall be kept in force and on board the Ship or in such person’s custody any applicable operating certificates which are required by applicable laws or applicable codes to be carried on board the Ship or to be in such person’s custody.

Surveys

23.8	The Ship shall be submitted to continuous surveys and any other surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Lender if it so requests.

Inspection and notice of dry-docking

23.9	The Lender and/or surveyors or other persons appointed by it for such purpose shall be allowed to board the Ship once per calendar year (and any other time following an Event of Default which is continuing) to inspect it and given all proper facilities needed for that purpose upon reasonable written notice, provided there is no interference with the usual daily operations of the Ship and subject to all health and safety and insurance requirements relating to such visits. The Lender shall be given reasonable advance notice of any intended dry-docking of the Ship (whatever the purpose of that dry-docking).

Prevention of arrest

23.10	All debts, damages, liabilities and outgoings which have given, or may give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances shall be promptly paid and discharged.

Release from arrest or attachment

23.11	The Earnings and Insurances of a Ship shall promptly be released from any attachment or levy by whatever action is required to achieve that release or discharge.

23.12	The Borrower and the relevant Owner shall use their best endeavors to release a Ship from any arrest or detention and to discharge any legal process against the Ship, by whatever action is required to achieve that release or discharge.

Information about Ship

23.13	The Lender shall promptly be given any information which it may reasonably require about the Ship or its employment, position, use or operation and copies of any applicable operating certificates.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Notification of certain events

23.14	The Lender shall promptly be notified of:

(a)	any damage to any Ship where the cost of the resulting repairs is reasonably likely to exceed the Major Casualty Amount for such Ship;

(b)	any occurrence which is reasonably likely to result in any Ship becoming a Total Loss;

(c)	any arrest or detention of any Ship owned by the relevant Owner, any exercise or purported exercise of any lien on any Ship or other claim on a Ship or its Earnings or Insurances or any requisition of any Ship for hire;

(d)	any withdrawal of any applicable operating certificate if the same would result in a Default;

(e)	any claims for breach of the ISM Code, the ISPS Code or the MARPOL Protocol being made against the relevant Owner, any relevant Approved Manager or otherwise in connection with any Ship; and

(f)	any requirement or recommendation made in relation to any Ship by any insurer or such Ship’s Approved Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended.

Payment of outgoings

23.15	All tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and Insurances shall be paid promptly. Proper accounting records shall be kept of the Ship and its Earnings.

Evidence of payments

23.16	At any time when a Default is continuing, the Lender shall be allowed proper and reasonable access to those accounting records when it requests it and, when it requires it, shall be given satisfactory evidence that:

(a)	the wages and allotments and the insurance and pension contributions of the Ship's crew are being promptly and regularly paid;

(b)	all deductions from its crew's wages in respect of any applicable Tax liability are being properly accounted for; and

(c)	the Ship's master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress.

Repairers' liens

23.17	Except with approval, the Ship shall not be put into any other person's possession for work to be done on the Ship if the cost of that work will exceed or is likely to exceed the Major Casualty Amount for such Ship unless either (i) that person gives the Lender a written undertaking in approved terms not to exercise any lien on the Ship or its Earnings for any of the cost of such work or (ii) the Ship’s insurers have specifically confirmed that the cost of the work is covered by the Ship’s insurances or (iii) the Borrower or the Parent provides evidence to the Lender that it has sufficient financial resources to cover the cost of that work together with a declaration of solvency and full disclosure of any existing relationship between the repairer and the Group on terms satisfactory to the Lender.

Lawful use

23.18	The Ship shall not be employed:

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(a)	in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;

(b)	in carrying illicit or prohibited goods;

(c)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or

(d)	if there are hostilities in any part of the world (whether war has been declared or not), in carrying contraband goods and the persons responsible for the operation of the Ship shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to the Ship and in which leading operators of ships operating under the same flag or engaged in similar trades generally participate at the relevant time.

War zones

23.19	The Ship shall not enter or remain in any zone which has been declared a war zone and/or high risk area by any government entity or the Ship's war risk insurers unless the requirements of the Ship's insurers necessary to ensure that the Ship remains properly and fully insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums or the effecting of any special, additional or modified insurance cover which shall be necessary or customary for first class ship owners trading or operating vessels within the territorial waters of such country at such time) have been complied with (and the Borrower has provided evidence of such additional insurance cover to the Lender).

Responsible ship recycling standards

23.20	The Borrower shall procure that each relevant Owner obtains and maintains an inventory of Hazardous Material in respect of the Ship(s) owned by it, prior to the implementation date(s) for the same under the Hong Kong Convention and the Ship Recycling Regulation and in any event prior to its sale for recycling.

23.21	Each Obligor further undertakes if any vessel that is or was a Mortgaged Ship is to be scrapped during the Facility Period, such vessel shall be recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner, in accordance with the provisions of the Hong Kong Convention.

24	Insurance

24.1	The Borrower undertakes that this clause 24 shall be complied with in relation to each Mortgaged Ship and its Insurances throughout the relevant Ship's Mortgage Period.

Insurance terms

24.2	In this clause 24:

excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.

excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.

hull cover means insurance cover against the risks identified in clause 24.3(a).

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

minimum hull cover means, in relation to a Mortgaged Ship, when aggregated with the amounts of marine risks cover of all other Mortgaged Ships, an amount equal at the relevant time to one hundred and twenty per cent (120%) of the aggregate of the Loans outstanding and any undrawn and uncancelled Revolving Credit Facility Commitments that are not part of the Suspended Undrawn Revolving Credit Facility.

P&I risks means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).

In this clause 24, a reference to “approved” means approved in writing by the Lender (acting reasonably).

For the purpose of this clause 24:

(a)	Insurances, other than protection & indemnity, placed on terms no less restrictive than those contained in the latest version of the Nordic Marine Insurance Plan Full Conditions;

(b)	Insurance companies and/or underwriters rated:

(i)	A- or higher by Standard & Poor's Rating Group, AM Best or Fitch Ratings or A3 or higher by Moody's Investors Service and registered Lloyd's syndicates; and

(ii)	BBB- or higher (but below A-) by Standard Poor's Rating Group or Baa3 or higher (but below A3) by Moody's Investors Service (or equivalent ratings from AM Best or Fitch Ratings), provided that no such insurer shall insure more than 5 per cent of the required total insurance coverage of the relevant Ship as determined in accordance with clause 24.3 (Coverage required);

(c)	in respect to insurance brokers, all Lloyd's brokers, LSN Assurances, Edge Group, Cambiaso Risso, Willis Towers Watson and Eyssautier Verlingue, Tigermar Global Pte. Ltd. or such other insurance brokers approved by the Lender;

(d)	protection and indemnity insurance placed with a protection and indemnity association or club which is a member of the International Group of P&I Clubs; and

(e)	in respect to war risks (including war risk P&I cover), Den Norske Krigsforssikring for Skib and Singapore War Risks Mutual (or with any other approved insurance company, underwriters, and/or war risk associations), shall be deemed "approved".

Coverage required

24.3	The Ship shall at all times be insured:

(a)	against usual marine risks (including excess risks) and war risks (including war protection and indemnity risks and terrorism, piracy and confiscation risks) on an agreed value basis, for the higher of its minimum hull cover and its Fair Market Value (and with the aggregate insured value under the hull and machinery cover plus increased value insurance to be at least one hundred per cent (100%) of its Fair Market Value and the hull and machinery cover to be at least seventy per cent (70%) of its Fair Market Value at all times while the remaining cover may be taken out as increased value insurance);

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(b)	against P&I risks for the highest amount then available in the insurance market for vessels of similar age, size and type as the Ship (but, in relation to liability for oil pollution, for an amount of not less than $1,000,000,000) and freight, demurrage and defence cover;

(c)	against such other risks and matters (except for loss of hire) which would be reasonable and expected in the international insurance market for vessels similar to the Ship and performing operations and in regions similar to the Ship which a prudent shipowner or operator would insure against at the time of that notice; and

(d)	on terms which comply with the other provisions of this clause 24.

Placing of cover

24.4	The insurance coverage required by clause 24.3 (Coverage required) shall be:

(a)	in the name of the relevant Owner and (in the case of the Ship's hull cover) no other primary named assured (unless such other person has duly executed and delivered:

(i)	in the case of any Obligor or other Group Member, a first priority assignment of its interest in the Ship's Insurances; and

(ii)	in the case of any unrelated company to the Borrower, an Insurance Undertaking,

in each case to the Lender in an approved form and provided such supporting documents and opinions in relation to that assignment as the Lender requires);

(b)	if the Lender so requests, in the joint names of the relevant Owner and the Lender (and, to the extent reasonably practicable in the insurance market, without liability on the part of the Lender for premiums or calls);

(c)	in dollars or another currency requested by the Borrower and approved by the Lender;

(d)	arranged through approved brokers or direct with approved insurers or protection and indemnity or war risks associations; and

(e)	on approved terms and with approved insurers or associations.

Deductibles

24.5	The aggregate amount of any excess or deductible under the Ship's hull cover shall not exceed an approved amount which is in line with international market standards.

Mortgagee's insurance

24.6	The Borrower shall promptly reimburse to the Lender the cost (as conclusively certified by the Lender) of taking out and keeping in force in respect of the Ship and the other Mortgaged Ships on approved terms, mortgagee's additional perils (pollution risks) cover for the benefit of the Lender for an aggregate amount up to one hundred and twenty per cent (120%) of the aggregate of the Loans outstanding and the undrawn and uncancelled Total Revolving Credit Facility Commitments.

24.7	The Lender may, for its own account (and, for the avoidance of doubt, at no cost to any Obligor), take out mortgagees interest insurance for non-performance of any insurance in respect of any of the Mortgaged Ships.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Fleet liens, set off and cancellations

24.8	If the Ship's hull cover also insures other vessels, the Lender shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:

(a)	set off against any claims in respect of the Ship any premiums due in respect of any of such other vessels insured (other than other Mortgaged Ships); or

(b)	cancel that cover because of non-payment of premiums in respect of such other vessels, or the Borrower shall ensure that hull cover for the Ship and any other Mortgaged Ships is provided under a separate policy from any other vessels.

Payment of premiums

24.9	All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Lender shall be provided with all relevant receipts or other evidence of payment upon request.

Instructions for renewal

24.10	The Borrower shall and shall procure that the relevant Owner shall:

(a)	renew any insurance effected by it on approved terms before the expiry of that insurance; and

(b)	promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

Confirmation of renewal

24.11	The Borrower shall and shall procure that the relevant Owner shall (or shall procure that any approved broker will) promptly after the renewal of the relevant insurances provide the Lender with copies of all pro forma policies and/or cover notes relating to such insurances which such approved broker is to effect or renew.

P&I guarantees

24.12	Any guarantee or undertaking required by any protection and indemnity or war risks association or other approved war risks insurers in relation to any Ship shall be provided when required by such association or other approved war risks insurers.

Insurance documents

24.13	The Lender shall be provided with copies of all insurance policies and/or cover notes and other documentation issued by brokers, insurers and associations in connection with the Ship's Insurances as soon as they are available after they have been placed or renewed and all insurance policies and other documents relating to the Ship’s Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Lender or some other approved person.

Letters of undertaking

24.14	Unless otherwise approved where the Lender is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Lender shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Insurance Notices and Loss Payable Clauses

24.15	The interest of the Lender as assignee of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Ship and its Insurances signed by the relevant Owner and, unless otherwise approved, each other person assured under the relevant cover (other than the Lender if it is itself an assured).

Insurance correspondence

24.16	If so required by the Lender, the Lender shall promptly be provided with copies of all material written communications between the assureds and brokers, insurers and associations relating to any of the Ship’s Insurances as soon as they are available.

Qualifications and exclusions

24.17	All requirements applicable to the Ship’s Insurances shall be complied with and the Ship’s Insurances shall only be subject to approved exclusions or qualifications.

Independent report

24.18	The Lender may obtain a detailed report from an approved independent firm of marine insurance brokers giving their opinion on the adequacy of the Ship’s Insurances at the Borrower’s cost (a) on the first Utilisation and (b) at any time when an Event of Default is continuing and, if the approved independent firm of marine insurance brokers is to be a firm other than Marsh Maritime Advisory or BankServe, the Lender shall provide the Borrower with fifteen (15) days’ notice of their intention to appoint such alternative independent firm of marine insurance brokers.

Collection of claims

24.19	All documents and other information and all assistance required by the Lender to assist it and/or the Lender in trying to collect or recover any claims under the Ship’s Insurances shall be provided promptly.

Employment of Ship

24.20	The Ship shall only be employed or operated in conformity with the terms of the Ship’s Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).

Declarations and returns

24.21	If any of the Ship’s Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.

Application of recoveries

24.22	All sums paid under the Ship’s Insurances to anyone other than the Lender shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.

Settlement of claims

24.23	Any claim under the Ship’s Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

25	Minimum security value

The Borrower undertakes that this clause 25 will be complied with throughout any Mortgage Period.

Valuation of assets

25.1	For the purpose of the Finance Documents, the value at any time of any Mortgaged Ship or any other asset over which additional security is provided under this clause 25 will be its value as most recently determined in accordance with this clause 25 or, in respect of the first Utilisation, its value as determined by the valuations provided pursuant to clause 4 (Conditions of Utilisation) and otherwise in accordance with this clause 25.

Valuation frequency

25.2	Valuations of each Mortgaged Ship measured and each such other asset in accordance with this clause 25 shall be provided:

(a)	in the case of each Ship, as a condition precedent to the first Utilisation pursuant to clauses 4.2 (Conditions precedent to the delivery of the first Utilisation Request) with such valuations provided being no older than forty five (45) days;

(b)	thereafter on a semi-annual basis based on valuations dated as at 30 June and 31 December with valuation certificates to be provided within thirty (30) days after the end of each financial year and financial half-year of the Parent together with a Compliance Certificate in the form of Part B in Schedule 5 (Form of Compliance Certificate);

(c)	for the purposes of clauses 7.7 (Sale) to 7.11 (Total Loss), if the latest semi-annual valuations provided pursuant to clause 25.2(b) above are older than ninety (90) days, no later than seven (7) days and no earlier than thirty (30) days before the relevant Mortgaged Ship’s Disposal Repayment Date (Sale) or Disposal Repayment Date (Total Loss);

(d)	for the purposes of the ‘Substitute Ship’ provisions in accordance with clause 25.15 (Substitution of a Mortgaged Ship); and

(e)	where there is an Event of Default which is continuing, at any other time as may be required by the Lender. In addition, for the purposes of clause 25.14 (Release of additional security) only, the Borrower, at its own cost, may check the valuations of any Mortgaged Ship at any time.

Expenses of valuation

25.3	The Borrower shall bear, and reimburse to the Lender where incurred by the Lender, all costs and expenses of providing such a valuation.

Valuations procedure

25.4	The value of any Mortgaged Ship and any other ship provided as security for the Facilities shall be determined by Approved Brokers in accordance with this clause 25. Additional security provided under this clause 25 (save for any other ship provided as security for the Facilities) shall be valued in such a way, on such a basis and by such persons (including the Lender itself) as may be approved by the Lender or as may be agreed in writing by the Borrower and the Lender.

Currency of valuation

25.5	Valuations shall be provided by Approved Brokers in dollars.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Basis of valuation

25.6	Each valuation will be addressed to the Lender and made:

(a)	on a fleet basis without physical inspection;

(b)	on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm's length on normal commercial terms between a willing buyer and a willing seller; and

(c)	without taking into account the benefit or the burden of any charter commitment.

Information required for valuation

25.7	The Borrower shall promptly provide to the Lender and any such Approved Broker any information which they reasonably require for the purposes of providing such a valuation.

Approval of valuers

25.8	All valuers must be Approved Brokers for the purposes of this clause 25.

Appointment of valuers

25.9	When a valuation is required for the purposes of this clause 25, the Borrower shall promptly appoint Approved Brokers to provide such a valuation. If the Borrower fails to do so promptly, the Lender may appoint Approved Brokers to provide that valuation.

Number of valuers

25.10	Each valuation shall be carried out by two (2) Approved Brokers nominated by the Borrower. If the Borrower fails promptly to nominate two (2) Approved Brokers, then the Lender may nominate such Approved Brokers to carry out the valuation.

Differences in valuations

25.11	If valuations provided by the two (2) Approved Brokers differ by more than a margin of 10%, a third Approved Broker appointed by the Lender shall provide a valuation and the value of the relevant Ship for the purposes of the Finance Documents will be the average of all of the three (3) valuations.

Security shortfall

25.12	If at any time following a valuation check contemplated by clause 25.2 (Valuation frequency) the Security Value is less than the Minimum Value, the Lender may by notice to the Borrower require that such deficiency be remedied. The Borrower shall then within sixty (60) days of receipt of such notice ensure that the Security Value is no less than the Minimum Value. For this purpose, the Borrower may:

(a)	provide additional security over other assets reasonably approved by the Lender in accordance with this clause 25 (and, for this purpose, if any cash security is provided in a form acceptable to the Lender then, for the purpose of this clause 25.12, such cash security shall have the same effect as if it had instead been used to prepay an amount of the Facilities pursuant to clause 25.12(b) below);

(b)	prepay under and in accordance with clause 7.6 (Voluntary prepayment) a corresponding amount of the Facilities (and, for the avoidance of doubt, the Borrower may determine which Loan shall be prepaid as a consequence);

(c)	cancel under clause 7.5 (Voluntary cancellation) a corresponding amount of the available and undrawn Total Revolving Credit Facility Commitments; and/or

(d)	suspend the undrawn and uncancelled Revolving Credit Facility Commitments.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Any prepayment of any Revolving Credit Facility Loans pursuant to this clause 25.12 shall also result in the Total Revolving Credit Facility Commitments being automatically cancelled and reduced by the aggregate amount of such prepayments.

Creation of additional security

25.13	The value of any additional security which the Borrower offers to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value or the Minimum Value if and when:

(a)	that additional security, its value and the method of its valuation (except for in the case of any ship) have been approved by the Lender;

(b)	a Security Interest over that security has been constituted in favour of the Lender in an approved form and manner;

(c)	this Agreement has been unconditionally amended in such manner as the Lender requires in consequence of that additional security being provided; and

(d)	the Lender, or its duly authorised representative, has received such documents and evidence it may require in relation to that amendment and additional security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to that amendment and additional security and its execution and (if applicable) registration.

Release of additional security

25.14	If at any time the Lender holds additional security provided under clause 25.12 (Security shortfall) and/or there is any Suspended Undrawn Revolving Credit Facility as a result of clause 25.12 (Security shortfall) and the Security Value, disregarding the value of that additional security, exceeds the Minimum Value, disregarding any cash security provided under clause 25.12 (Security shortfall) and any Suspended Undrawn Revolving Credit Facility as a result of clause 25.12 (Security shortfall), by at least five per cent (5%) of the Minimum Value, disregarding any cash security provided under clause 25.12 (Security shortfall) and any Suspended Undrawn Revolving Credit Facility as a result of clause 25.12 (Security shortfall), and the Security Value has been determined by reference to valuations provided no more than thirty (30) days previously, the Borrower may, by notice to the Lender, require the release and discharge of that additional security and/or that that Suspended Undrawn Revolving Credit Facility be included as Total Revolving Credit Facility Commitments and, subject to clause 6.9 (Reduction – Revolving Credit Facility), available in full for drawing again. In relation to the release of additional security under this clause the Lender shall promptly release and discharge that additional security if no Default is then continuing or will result from such release and discharge and, upon such release and discharge and, if so required by the Lender, the Borrower shall reimburse to the Lender any costs and expenses payable under clause 16.1 (Transaction expenses) in relation to that release and discharge.

Substitution of a Mortgaged Ship

25.15	Subject to no Event of Default which is continuing, if at any time the Borrower requests the substitution of a Mortgaged Ship with another vessel (the Substitute Ship), the Lender shall consent to the substitution of such Mortgaged Ship on the following conditions:

(a)	the Substitute Ship is a handy, LR1, LR2 or MR vessel and no older than the average age of the then Mortgaged Ships (and in any case, no older than the Mortgaged Ship being substituted);

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(b)	the Substitute Ship is seaworthy and in a satisfactory or similar condition to the Mortgaged Ship being substituted and is classed with an Approved Classification Society and registered under an Approved Flag State;

(c)	subject to clause 25.12 (Security shortfall), the Security Value after the proposed substitution, including the Fair Market Value of the Substitute Ship but not including the Mortgaged Ship to be substituted, is or will be equal to or in excess of the Security Value at the time immediately before such substitution where the Security Value has been determined by reference to valuations provided no more than thirty (30) days previously, save that this clause 25.15(c) shall not apply to a substitution arising under clause 7.8(a) since clause 25.15(f) shall apply instead;

(d)	equivalent guarantees and Security Interests are entered into in respect of the Substitute Ship on the date of substitution or, in the case of clause 7.8(a), within the time period required by that clause, on substantially the same terms or similar as the guarantees and Security Interests which are in place for all other Ships (including but not limited to (if required) a Shipowner Guarantee, the Mortgage, the Deed of Covenant, any Manager’s Undertaking, any Insurance Undertaking, any notices of assignment and acknowledgements of those notices as required by any of such Security Documents and evidence that such Mortgage is registered against such Substitute Ship through the relevant Registry under the laws and flag of the relevant Flag State), and appropriate amendments are made to this Agreement and the other Finance Documents to reflect the change in Security Documents and the Substitute Ship (in each case to the reasonable satisfaction of the Lender) and receipt of legal opinions approved by the Lender in relation to such Security Documents;

(e)	the Lender being satisfied with such documentation and information in relation to a Substitute Owner as the Lender may reasonably request through the Lender to comply with "know your customer" or similar identification procedures under all laws and regulations applicable to the Lender, it being understood that such "know you customer" or similar identification procedures shall be no more onerous than those each other Owner has completed by virtue of being an Obligor under this Agreement and shall not be required if the Substitute Owner is an existing Obligor prior to the relevant substitution;

(f)	in relation to such Substitute Ship:

(i)	evidence that it is legally and beneficially owned by the relevant Owner and registered at least provisionally in the name of the relevant Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(ii)	evidence that it is classed with the relevant Classification free of any overdue requirements and recommendations of the relevant Approved Classification Society, such evidence being the classification certificate for such Substitute Ship issued by the relevant Approved Classification Society;

(iii)	evidence that it is insured in the manner required by the Finance Documents, together with an opinion from insurance consultants appointed by the Lender on such Insurances and evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favour of the Lender in an approved form in relation to the Insurances; and

(iv)	copies of (i) the document of compliance issued in accordance with the ISM Code to the person who is the operator of such Substitute Ship for the purposes of that code; (ii) the safety management certificate in respect of such Substitute Ship issued in accordance with the ISM Code; (iii) the international ship security certificate in respect of each Ship issued under the ISPS Code; (iv) the certificate of financial responsibility issued pursuant to the United States law;

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(v)	where a technical manager of such Substitute Ship has been approved in accordance with clause 22.6 (Manager), a copy, certified by an approved person to be a true and complete copy, of each technical management agreement (but not, for the avoidance of doubt, any commercial management agreement) between the relevant Owner and the manager relating to the appointment of such manager for such Substitute Ship; or where such Substitute Ship is entered into a pooling arrangement pursuant to a Pool Agreement, such pertinent information in respect of the Pool Agreement related to that Substitute Ship as the Lender (in conjunction with its legal advisers) may reasonably request including, without limitation, the parties to the Pool Agreement, the notice period for termination of the Pool Agreement and any terms of the Pool Agreement which could impact or otherwise be relevant in the case that the Lender enforces any Security Interest in respect of that Substitute Ship; and

(g)	in relation to clause 7.8(a) only, the Substitute Ship being provided in substitution of the Mortgaged Ship that was sold shall have a Fair Market Value no less than the Fair Market Value of that Mortgaged Ship at the time of the relevant Disposal Repayment Date (Sale), such Fair Market Value of the Substitute Ship being determined no earlier than 30 days prior to it becoming a Substitute Ship and being determined on terms consistent with those set out in clause 25 (Minimum security value).

25.16	If the conditions in clause 25.15 are met to the Lender’s satisfaction, the Lender shall then promptly release and discharge such Security Documents in respect of such Mortgaged Ship being substituted on the date of substitution if no Default is then continuing or will result from such release and discharge and, upon such release and discharge and, if so required by the Lender, the Borrower shall reimburse to the Lender any costs and expenses payable under clause 16.1 (Transaction expenses) in relation to that release and discharge and the entering into of new Security Documents in respect of the Substitute Ship.

26	Hedging Contracts

26.1	If, at any time during the Facility Period, the Borrower wishes to enter into any Treasury Transaction so as to hedge all or any part of its exposure under this Agreement to interest rate fluctuations, it shall advise the Hedging Provider in writing.

26.2	Any such Treasury Transaction shall be concluded with the Hedging Provider on the terms of the Hedging Master Agreement but no such Treasury Transaction shall be concluded unless:

(A)

(a)	its purpose is to hedge the Borrower’s interest rate risk in relation to the Loans and any undrawn and uncancelled Revolving Credit Facility Commitments (including any Suspended Undrawn Revolving Credit Facility) for a period expiring no later than the Final Repayment Date; and

(b)	its notional principal amount, when aggregated with the notional principal amount of any other continuing Hedging Contracts, does not and will not exceed an aggregate notional principal amount that is equal to or less than the Loans and any undrawn and uncancelled Revolving Credit Facility Commitments (including any Suspended Undrawn Revolving Credit Facility);

or

(B)	it is approved by the Lender and the Hedging Provider.

26.3	If and when any such Treasury Transaction has been concluded, it shall constitute a Hedging Contract for the purposes of the Finance Documents.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

26.4	Other than the Treasury Transactions set out above, the Borrower shall not enter into Treasury Transactions in respect of the Facilities, except with approval of the Lender and the Hedging Provider.

Unwinding of Hedging Contracts

26.5	If, at any time, and whether as a result of any prepayment (in whole or in part) of the Loans or any cancellation (in whole or in part) of the Commitments or otherwise, the aggregate notional principal amount under all Hedging Transactions in respect of the Loans entered into by the Borrower exceeds or will exceed the amount of the Loans outstanding at that time (and including any undrawn and uncancelled Revolving Credit Facility Commitments (including any Suspended Undrawn Revolving Credit Facility)) after such prepayment or cancellation, then (unless otherwise approved by the Lender and the Hedging Provider) the Borrower shall immediately close out and terminate sufficient Hedging Transactions as are necessary to ensure that the aggregate notional principal amount under the remaining continuing Hedging Transactions equals, and will in the future be equal to, the amount of the Loans at that time (and including any undrawn and uncancelled Revolving Credit Facility Commitments (including any Suspended Undrawn Revolving Credit Facility)) and as scheduled to be repaid from time to time thereafter pursuant to clause 6 (Repayment).

Rights of Hedging Provider

26.6	The Hedging Provider will be entitled to share in the security constituted by the Security Documents in respect of any liabilities of the Borrower under the Hedging Contracts with the Hedging Provider in the manner and to the extent contemplated by the Finance Documents.

27	Business restrictions

27.1	Except as otherwise approved by the Lender the Borrower undertakes that this clause 27 will be complied with throughout the Facility Period.

Loans and credit

27.2	The Borrower shall not make, grant or permit to exist (i) any loans or any credit by it to anyone else or (ii) any guarantee in respect of the indebtedness of any person, other than:

(a)	loans or credit to another Group Member;

(b)	trade credit granted by it to its customers on normal commercial terms in the ordinary course of its trading activities; and

(c)	guarantees issued on behalf of another member of the Group in the ordinary course of the Group’s business including, without limitation, any guarantee to any (1) financier of any member of the Group; (2) trade creditor to a member of the Group; (3) owner of a ship chartered-in by a member of the Group; (4) charterer of a vessel chartered-out by a member of the Group; (5) ship yard or ship owner in relation to any ship to be acquired by a member of the Group; (6) ship yard relating to any repair, retrofitting or enhancement works to a ship owned by any member of the Group.

Contracts and arrangements with Affiliates

27.3	Neither the Parent, the Borrower nor the relevant Owner shall be party to any arrangement or contract with any of its Affiliates unless (except where the relevant Affiliate is the Parent or a wholly owned Subsidiary of the Parent) such arrangement or contract is on an arm's length basis.

Distributions and other payments

27.4	If an Event of Default is continuing (or if an Event of Default would occur as a result therefrom), neither the Borrower nor the Parent shall:

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(a)	declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend or redeem or make any other distribution or payment (whether in cash or in specie), including any interest and/or unpaid dividends, in respect of its equity or any other share capital or any warrants for the time being in issue; or

(b)	make any payment (including by way of set-off, combination of accounts or otherwise) by way of distribution, interest, repayment, redemption, purchase or other payment, in respect of any shareholder loan, loan note, loan stock or similar instrument.

27.5	If an Event of Default is continuing (or if an Event of Default would occur as a result therefrom), the Borrower and the Parent shall not redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.

28	Events of Default

28.1	Each of the events or circumstances set out in clauses 28.2 to 28.40 is an Event of Default.

Non-payment

28.2	An Obligor does not pay on the due date any amount payable pursuant to a Finance Document (other than a Hedging Contract or a Hedging Master Agreement) at the place at and in the currency in which it is expressed to be payable, unless its failure to pay is caused by an administrative or technical error and payment is made within three (3) Business Days of its originally applicable due date.

28.3	For the purposes of clause 28.2 and subject to the Lender’s right to demand interest under clauses 8.3 to 8.5 (Default interest), payments expressed to be payable on demand without any identifiable grace period shall be treated as paid when due if paid within three (3) Business Days of demand.

Financial covenants

28.4	The Parent does not comply with clause 20 (Financial covenants) save that no Event of Default shall be deemed to have occurred if any breach of a financial covenant as at its semi-annual test date has been remedied prior to the Compliance Certificate notifying of the relevant breach being provided to the Lender in accordance with clause 19.7.

Value of security

28.5	The Borrower does not comply with clause 25.12 (Security shortfall).

Insurance

28.6	The Insurances of a Mortgaged Ship are not placed and kept in force in the manner required by clause 24 (Insurance).

28.7	Prior to any replacement cover being placed which has been approved by the Lender, any insurer either:

(a)	cancels any such Insurances; or

(b)	disclaims liability under them by reason of any mis-statement or failure or default by any person unless the Lender (acting reasonably) considers that such event is capable of remedy and is remedied within thirty (30) days of the date the relevant insurer disclaims liability.

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Other obligations

28.8	An Obligor does not comply with any provision of the Finance Documents (other than a Hedging Contract or a Hedging Master Agreement) (other than those referred to in clause 28.2 (Non-payment), clause 28.4 (Financial covenants), clause 28.5 (Value of security) and clauses 28.6 to 28.7 (Insurance)).

28.9	No Event of Default under clause 28.8 above will occur if the Lender(acting reasonably) considers that the failure to comply is capable of remedy and the failure is remedied within thirty (30) days of the earlier of (A) the Lender giving notice to the Borrower, the Parent or the relevant Owner and (B) the Borrower, the Parent or the relevant Owner becoming aware of the failure to comply, provided in the case of clauses 19.15(i), 19.15(j) and 21.20 to 21.23 (Sanctions) only, the aforementioned grace period shall be no longer than any relevant grace period permitted by applicable law.

Misrepresentation

28.10	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents (other than a Hedging Contract or a Hedging Master Agreement) or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document (other than a Hedging Contract or a Hedging Master Agreement) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

Cross default

28.11	Any Financial Indebtedness of any Obligor or their Subsidiaries is not paid when due nor within any originally applicable grace period.

28.12	Any Financial Indebtedness of any Obligor or their Subsidiaries is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

28.13	Any commitment for any Financial Indebtedness of any Obligor or their Subsidiaries is cancelled or suspended by a creditor of that Obligor or Subsidiary as a result of an event of default (however described).

28.14	The counterparty to a Treasury Transaction entered into by any Obligor or their Subsidiaries terminates that Treasury Transaction by reason of an event of default (however described but not including a “Termination Event” as defined in the 2002 ISDA Master Agreement or equivalent events howsoever described).

28.15	Any creditor of any Obligor or their Subsidiaries becomes entitled to declare any Financial Indebtedness of that Obligor or Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described).

28.16	No Event of Default will occur under clauses 28.11 to 28.15 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 28.11 to 28.15 above is less than $30,000,000 (or its equivalent in any other currency or currencies) in respect of any Obligor or their Subsidiaries.

Insolvency

28.17	An Obligor is unable or admits inability to pay its debts as they fall due, is deemed to, or is declared to, be unable to pay its debts under applicable law, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

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28.18	The value of the assets of any Obligor (except for any Owner) is less than its liabilities (taking into account contingent and prospective liabilities).

28.19	A moratorium is declared in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

28.20	In the context of the balance sheet solvency of any Owner, if the Auditors of the Borrower or the Group qualify their report on the Annual Financial Statements in any way whatsoever considered by the Lender (acting reasonably) to be material and (within thirty (30) days following the receipt by the Lender of the relevant accounts and notification to the Borrower from the Lender that such qualification is deemed by the Lender to be material) the Borrower or the Group, as applicable, fails either (i) to demonstrate to the Lender that the qualification is of a technical nature only which has no substantive adverse implications for the credit standing of that Owner or (ii) to agree with the Lender a methodology for satisfying the Lender that the qualification has no substantive adverse implications for the credit standing of that Owner.

Insolvency proceedings

28.21	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, judicial management, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor; or

(c)	the appointment of a liquidator, receiver, administrator, judicial manager, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any Obligor, any Charged Property of any Owner or all or substantially all of the assets of any other Obligor (including the directors of any Owner requesting a person to appoint any such officer in relation to it or any of its Charged Property or any other Obligor requesting a person to appoint any such officer in relation to it or all or substantially all of its assets), or any analogous procedure or step is taken in any jurisdiction.

28.22	No Event of Default will occur under clause 28.21 (Insolvency proceedings) in respect of any winding up petition (or analogous procedure) which is frivolous or vexatious and which is discharged, stayed or dismissed within thirty (30) days of commencement.

Creditors' process

28.23	Any expropriation, attachment, sequestration, distress, execution or any other analogous process or enforcement action affects any asset or assets (including enforcement by a landlord) of any Obligor and is not discharged within thirty (30) days.

28.24	Any judgment or order for an amount is made against any Obligor and is not stayed within sixty (60) days or complied with within the time period required by the relevant judgment or order or, if less, within sixty (60) days or such other period that the Lender may agree.

28.25	Any corporate action, legal proceedings or other procedure or step is taken in relation to enforcement of any Security Interest over any Charged Property of any Owner or enforcement of any Security Interest over all or substantially all of the assets of any other Obligor.

28.26	No Event of Default shall occur under clauses 28.23 to 28.25 if the aggregate amount of the relevant claim, judgment or order falling within clauses 28.23 to 28.25 above is less than $30,000,000 (or its equivalent in any other currency or currencies) or, in respect of clause 28.25 only:

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(a)	in respect of any winding up petition, legal proceedings or other procedure (or analogous procedure) or step taken which is frivolous or vexatious and which is discharged, stayed or dismissed within thirty (30) days of commencement;

(b)	in respect of any enforcement of a Permitted Maritime Lien (other than by way of arrest) which is discharged and/or dismissed within thirty (30) days of such enforcement; or

(c)	solely by virtue of any Mortgaged Ship being arrested.

Unlawfulness and invalidity

28.27	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents (other than a Hedging Contract or a Hedging Master Agreement) or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be effective.

28.28	Any obligation or obligations of any Obligor under any Finance Documents (other than a Hedging Contract or a Hedging Master Agreement) are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents (other than a Hedging Contract or a Hedging Master Agreement).

28.29	Any Finance Document (other than a Hedging Contract or a Hedging Master Agreement) or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be in full force and effect or is alleged by a party to it (other than the Lender) to be ineffective for any reason.

28.30	Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

Cessation of business

28.31	Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business and such suspension or cessation would have a Material Adverse Effect, save that no Event of Default shall occur under this clause 28.31 as a result of a Total Loss of a Mortgaged Ship or an event or circumstance which would constitute a Total Loss after the expiry of a grace period or the lapse of time.

Ownership of the Obligors

28.32	An Obligor (other than the Parent) is not or ceases to be a wholly-owned direct or indirect Subsidiary of the Parent.

Expropriation

28.33	The authority or ability of any Obligor to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any of its assets, save that no Event of Default shall occur under this clause 28.33 as a result of a Total Loss of a Mortgaged Ship or an event or circumstance which would constitute a Total Loss after the expiry of a grace period or the lapse of time.

Repudiation and rescission of Finance Documents (other than a Hedging Contract or a Hedging Master Agreement)

28.34	An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document (other than a Hedging Contract or a Hedging Master Agreement) or evidences an intention to rescind or repudiate a Finance Document (other than a Hedging Contract or a Hedging Master Agreement).

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Litigation

28.35	Any litigation, alternative dispute resolution, arbitration or administrative proceeding is taking place, or threatened against any Obligor or any of its assets, rights or revenues which, if adversely determined, might reasonably be expected to have a Material Adverse Effect.

Material Adverse Effect

1.1	Any Environmental Incident or other event or circumstance or series of events (including any change of law) occurs which the Lender reasonably believe has, or is reasonably likely to have, a Material Adverse Effect.

Non-obligor Security Documents

28.36	Any breach arises under a Non-obligor Security Document which is capable of remedy and is not remedied within thirty (30) days (or if the remedy involves the removal of an Approved Manager, such longer period as is required by that Approved Manager’s terms of engagement to remove that Approved Manager) of the earlier of (A) the Lender giving notice to the Borrower or relevant party to the applicable Non-obligor Security Document and (B) the Borrower or relevant party to the applicable Non-obligor Security Document becoming aware of the failure to comply.

Ship registration

28.37	Except with approval or as otherwise permitted by the terms of this Agreement, the registration of any Mortgaged Ship under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed or, if such Ship is only provisionally registered on the date of its Mortgage, such Ship is not permanently registered under such laws no later than 30 days before the deadline for permanent registration required by such Flag State.

Political risk

28.38	The Flag State of any Mortgaged Ship or Singapore becomes involved in hostilities or civil war or there is a seizure of power in the Flag State or Singapore by unconstitutional means if, in any such case, such event or circumstance, in the reasonable opinion of the Lender, has or is reasonably likely to have, a Material Adverse Effect and, within forty five (45) days of notice from the Lender to do so, such action as the Lender require to ensure that such event or circumstance will not have such an effect has not been taken by the relevant Obligor.

Hedging Contracts

28.39	An Event of Default (as defined in any Hedging Contract or such other equivalent definition(s) in any Hedging Contract) has occurred and is continuing under any Hedging Contract.

28.40	An Early Termination Date (as defined in any Hedging Contract or such other equivalent definitions in any Hedging Contract) is designated under any Hedging Contract under section 6(a) of the relevant Hedging Master Agreement.

28.41	No Event of Default will occur under clauses 28.39 or 28.40 (Hedging Contracts) at any time during the Loan Period.

Acceleration

28.42	On and at any time after the occurrence of an Event of Default which is continuing the Lender may, by notice to the Borrower:

(a)	cancel the Total Commitments at which time they shall immediately be cancelled; and/or

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Lender; and/or

(d)	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

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Section 9 - Changes to Parties

29	Changes to the Lender

Assignments by the Lender

29.1	Subject to this clause 29, the Lender may assign any of its rights under any Finance Document to another bank or financial institution, trust, fund, insurer, reinsurer, or any other entity which, in each case, is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

Conditions of assignment

29.2	The consent of the Borrower is required for an assignment by the Lender, unless the assignment:

(a)	to an Affiliate of the Lender; or

(b)	at a time when a Default has occurred and is continuing unremedied and unwaived.

29.3	Any consent of the Borrower in relation to an assignment as described in clause 29.2 above shall:

(a)	in the case of an assignment to a trust, fund, insurer, reinsurer or any other entity (other than a bank or financial institution) which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, be in the absolute discretion of the Borrower; and

(b)	in the case of an assignment to another bank or financial institution, not be unreasonably withheld or delayed,

and will, in each instance, be deemed to have been given fifteen (15) Business Days after the Lender has requested consent unless consent is expressly refused by the Borrower within that time.

29.4	An assignment will only be effective on the New Lender entering into any documentation required for it to accede as a party to any Finance Document and Non-obligor Security Document to which the Lender is a party in its capacity as a Lender (including all rights being assigned to the New Lender by the Lender and the New Lender assuming all obligations of the Lender) and, in relation to such Finance Documents, completing any filing, registration or notice requirements.

Security over Lender’s rights

29.5	In addition to the other rights provided to the Lender under this clause 29, the Lender may without consulting with or obtaining consent from an Obligor, at any time charge, pledge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

(a)	any charge, pledge, assignment or other Security Interest to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) including, without limitation, any assignment of rights to a special purpose vehicle where Security over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); and

(b)	in the case of the Lender which is a fund, any charge, pledge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities, except that no such charge, pledge, assignment or Security Interest shall:

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(c)	release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, pledge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(d)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Lender under the Finance Documents.

The limitations on assignments or transfers by the Lender set out in any Finance Document, in particular in clause 29 (Changes to the Lender), shall not apply to the creation or enforcement of any Security Interest pursuant to this clause 29.5.

30	Changes to the Obligors

30.1	No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents (other than the Hedging Contracts or any Hedging Master Agreement (unless prohibited in those documents)).

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Section 10 – Security and application

31	Enforcement of the Security Interests pursuant to the Security Documents

To the extent permitted under applicable law and subject to clause 32 (Application of Proceeds), each of the Obligors waives all rights it may otherwise have to require that the Security Interests created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents be enforced in any particular order or manner or at any particular time or that any amount received or recovered from any person, or by virtue of the enforcement of any of the Security Interests created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied by a particular time, provided that the Lender shall make each application as soon as is practicable after the relevant moneys are received by, or otherwise become available to, the Lender save that (without prejudice to any other provision contained in any Security Document) the Lender may credit any moneys received to a suspense account for so long and in such manner as the Lender may from time to time determine with a view to preserving its right to prove for the whole of its claim against the Borrower or any other person liable.

32	Application of proceeds

32.1	Order of application

All amounts from time to time received or recovered by the Lender pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Security Interests created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents (for the purposes of this clause 32, the Recoveries) shall be held by the Lender to apply them (and subject to the provisions of this clause 32), in the following order of priority:

(a)	in discharging all costs and expenses incurred by the Lender in connection with any realisation or enforcement of the Security Interests created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents taken in accordance with the terms of this Agreement;

(b)	in or towards payment to the Lender of all amounts due to it but unpaid under the Finance Documents (other than the Hedging Contracts or any Hedging Master Agreement) (and, for this purpose, all monies shall be applied to reduce the Loans pro rata);

(c)	in or towards payment to the Hedging Provider pro rata of any sums owing to them under any of those Finance Documents (other than any swap termination sums / close out payments owing to them under the Hedging Contracts);

(d)	in or towards payment to the Hedging Provider pro rata of any termination sums owing to it under the Hedging Contracts;

(e)	if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Lender is obliged to pay or distribute in priority to any Obligor; and

(f)	the balance, if any, in payment or distribution to the relevant Obligor.

32.2	Currency conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Obligations the Lender may:

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(i)	convert any moneys received or recovered by the Lender from one currency to another; and

(ii)	notionally convert the valuation provided in any opinion or valuation from one currency to another,

in each case at the Lender’s spot rate of exchange for the purchase of that other currency with the currency in which the relevant moneys are received or recovered or the valuation is provided in the London foreign exchange market at or about 11:00 am (London time) on a particular day.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied:

(i)	in the case of clause 32.2(a)(i) above, to the extent of the amount of the due currency purchased after deducting the costs of conversion; and

(ii)	in the case of clause 32.2(a)(ii) above, to the extent of the amount of the due currency which results from the notional conversion referred to in that clause.

33	Conduct of business by the Lender

33.1	Lender’s tax affairs

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

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Section 11 - Administration

34	Payment mechanics

Payments to the Lender

34.1	On each date on which an Obligor is required to make a payment under a Finance Document (other than a Hedging Contract), that Obligor shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

34.2	Payment shall be made to such account in the principal financial centre of the country of that currency and with such bank as the Lender specifies.

No set-off by Obligors

34.3	All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

Partial payments

34.4	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Obligors (or any of them) under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in any order selected by the Lender. This clause 34.4 will override any appropriation made by an Obligor.

Business Days

34.5	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

34.6	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

Currency of account

34.7	Subject to clauses 34.8 to 34.9, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

34.8	A repayment of all or part of a Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.

34.9	Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

34.10	All moneys received or held by the Lender or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Lender against the full cost in relation to the sale. Neither the Lender nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

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Change of currency

34.11	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrower); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

34.12	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Interbank Market and otherwise to reflect the change in currency.

Disruption to payment systems etc.

34.13	If either the Lender determines (in its discretion) that a Payment Disruption Event has occurred or the Lender is notified by the Borrower that a Payment Disruption Event has occurred:

(a)	the Lender may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facilities as the Lender may deem necessary in the circumstances;

(b)	the Lender shall not be obliged to consult with the Borrower in relation to any changes mentioned in clause 34.13(a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	any such changes agreed upon by the Lender and the Borrower shall (whether or not it is finally determined that a Payment Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents; and

(d)	the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 34.13.

Hedging

34.14	Notwithstanding anything in clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in clauses 34.3, 34.5, 34.7, 34.9, 34.11 and 34.13 above do not include any Hedging Contract or Hedging Master Agreement entered into by the Borrower with the Hedging Provider in connection with the Facilities.

35	Set-off

35.1	The Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

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35.2	Notwithstanding anything in clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in this clause 35 (Set-off) do not include any Hedging Contract or Hedging Master Agreement entered into by the Borrower with the Lender in connection with the Facilities.

36	Notices

Communications in writing

36.1	Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax (which shall always be accompanied by email) or letter or email.

Addresses

36.2	The address, email address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or the Lender for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of any Obligor which is a Party, that identified with its name in Schedule 1 (The original parties);

(b)	in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party; and

(c)	in the case of the Lender and Hedging Provider that identified with its name in Schedule 1 (The original parties), or, in each case, any substitute address, fax number, or department or officer as an Obligor may notify to the Lender (or the Lender may notify to the Obligors who are Parties, if a change is made by the Lender) by not less than five (5) Business Days' notice.

Delivery

36.3	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form;

(b)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(c)	if by way of email, only when received in legible form by at least one of the relevant email addresses of the person(s) to whom the communication is made, and, if a particular department or officer is specified as part of its address details provided under clause 36.2 (Addresses), if addressed to that department or officer.

36.4	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Lender shall specify for this purpose).

36.5	Any communication or document made or delivered to the Borrower in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

36.6	Any communication or document which becomes effective, in accordance with clauses 36.3 to 36.5 above, after 5:00 pm in the place of receipt shall be deemed only to become effective on the following Business Day.

English language

36.7	Any notice given under or in connection with any Finance Document shall be in English.

36.8	All other documents provided under or in connection with any Finance Document shall be:

(a)	in English; or

(b)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

Hedging

36.9	Notwithstanding anything in clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in this clause 36 (Notices) do not include any Hedging Contract or Hedging Master Agreement entered into by the Borrower with the Hedging Provider in connection with the Facilities.

37	Calculations and certificates

Accounts

37.1	In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

Certificates and determinations

37.2	Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

Day count convention

37.3	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.

Hedging

37.4	Notwithstanding anything in clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in this clause 37 (Calculations and certificates) do not include any Hedging Contract or Hedging Master Agreement entered into by the Borrower with the Hedging Provider in connection with the Facilities.

38	Partial invalidity

38.1	If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

38.2	Notwithstanding anything in clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in this clause 38 (Partial invalidity) do not include any Hedging Contract or Hedging Master Agreement entered into by the Borrower with the Hedging Provider in connection with the Facilities.

39	Remedies and waivers

39.1	No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

39.2	Notwithstanding anything in clause 1.1 (Definitions), references to the Finance Documents or a Finance Document in this clause 39 (Remedies and waivers) do not include any Hedging Contract or Hedging Master Agreement entered into by the Borrower with the Hedging Provider in connection with the Facilities.

40	Replacement of Screen Rate

40.1	Subject to clauses 40.2, if a Screen Rate Replacement Event has occurred, any amendment or waiver which relates to:

(a)	providing for the use of a Replacement Benchmark in place of (or in addition to) the Screen Rate; and

(b)	any or all of the following:

(i)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(ii)	enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(iii)	implementing market conventions applicable to that Replacement Benchmark;

(iv)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark;

(v)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Borrower.

(c)	In this clause 40.1:

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Replacement Benchmark means a benchmark rate which is:

(i)	formally designated, nominated or recommended as the replacement for the Screen Rate by:

(A)	the administrator of the Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by the Screen Rate); or

(B)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (B) above;

(ii)	in the opinion of the Lender and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the Screen Rate; or

(iii)	in the opinion of the Lender and the Borrower, an appropriate successor to the Screen Rate.

Screen Rate Replacement Event means, in relation to the Screen Rate:

(i)	the methodology, formula or other means of determining the Screen Rate has, in the opinion of the Lender, and the Borrower materially changed;

(ii)	any of the following applies:

(A)	either:

1)	the administrator of the Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

2)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the Screen Rate;

(B)	the administrator of the Screen Rate publicly announces that it has ceased or will cease, to provide the Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the Screen Rate;

(C)	the supervisor of the administrator of the Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued;

(D)	the administrator of the Screen Rate or its supervisor announces that the Screen Rate may no longer be used;

(E)	the supervisor of the administrator of that Screen Rate makes a public announcement or publishes information:

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

1)	stating that that Screen Rate is no longer or, as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); and

2)	with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication; or

(F)	the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

1)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender and the Borrower) temporary; or

2)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than the period of twenty (20) Business Days; or

(iii)	in the opinion of the Lender and the Borrower, the Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

40.2	If, as at 28 February 2023, this Agreement provides that the rate of interest for any Loan is to be determined by reference to the Screen Rate:

(a)	a Screen Rate Replacement Event shall be deemed to have occurred on that date in relation to the Screen Rate; and

(b)	the Lender and the Obligors shall enter into negotiations in good faith with a view to agreeing the use of a Replacement Benchmark in place of the Screen Rate from and including a date no later than 30 April 2023 (or such later date as the Lender may agree, in any case not later than 31 May 2023).

41	Confidentiality

Confidential Information

41.1	The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 41.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

Disclosure of Confidential Information

41.2	The Lender may disclose:

(a)	to any of its Affiliates, head offices, regional offices and all its other affiliated companies, branch offices and representatives in any jurisdiction and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives and any party who provides or may potentially provide insurance or reinsurance in relation to the Facilities and any insurance broker or reinsurance broker in connection with such purposes and each of their professional advisers’ such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this clause (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(b)	to any person:

(i)	to (or through) whom it assigns (or may potentially assign) all or any of its rights and/or obligations under one or more Finance Documents and, in each case, to any of that person's Affiliates, Representatives, and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Representatives and professional advisers;

(iii)	appointed by the Lender or by a person to whom clauses 41.2(b)(i) or 41.2(b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in clauses 41.2(b)(i) or 41.2(b)(ii) above;

(v)	to whom information is required or requested or where it is considered by the Lender to be in its interests (taking into account any applicable laws or regulations) to be disclosed by any court of competent jurisdiction, tribunal, quasi-government, administrative, supervisory body or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	who is a Party;

(viii)	with the consent of the Borrower; or

(ix)	to whom or for whose benefit the Lender charges, assigns or otherwise creates Security Interest (or may do so) pursuant to clause 29.5 (Security over Lender’s rights).

in each case, such Confidential Information as the Lender shall consider appropriate if:

(A)	in relation to sub-clauses 41.2(b)(i), 41.2(b)(ii) and 41.2(b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to sub-clause 41.2(b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidential Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(C)	in relation to sub-clauses 41.2(b)(v), 41.2(b)(vi) and 41.2(b)(ix) of clause 41.2(b) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;

(c)	to any service provider or any person appointed by the Lender (whether in Singapore or outside Singapore) or by a person to whom clause 41.2(b)(i) or 41.2(b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, know-your-customer checks and ongoing monitoring, in compliance with applicable laws and regulations, including without limitation, laws and regulations to prevent money laundering and counter-terrorist financing, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this clause 41.2(c) if the service provider to whom the Confidential Information is to be given is bound under a duty of confidentiality with the Lender or has otherwise entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the Lender;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors;

(e)	to any direct or indirect provider of credit protection (including its professional advisers or brokers) such Confidential Information as may be required to be disclosed to enable such provider of credit protection to make its assessment in relation to the Finance Documents and/or the Obligors if the provider of credit protection to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the Lender or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(f)	such Confidential Information as the Lender shall acting reasonably consider appropriate to any person whom the Lender believes in good faith to be an authorised signatory of the Borrower, any Obligor or any member of the Group (as the case may be), or a person who is authorised to receive the Confidential Information on behalf of any Obligor; and

(g)	such Confidential Information as the Lender shall acting reasonably consider appropriate to any person who is a person, or who belongs to a class of persons, specified in the second column of the Third Schedule to the Banking Act (Chapter 19) of Singapore which sets out, inter alia, the persons to whom customer information may be disclosed.

Nothing in any Finance Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

Entire agreement

41.3	This clause 41 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Inside information

41.4	The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

Notification of disclosure

41.5	The Lender agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to clause 41.2(b)(v) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that clause during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 41 (Confidentiality).

Continuing obligations

41.6	The obligations in this clause 41 (Confidentiality) are continuing and, in particular, shall survive and remain binding on the Lender for a period of twelve (12) months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which the Lender otherwise ceases to be a Party.

Publication

41.7	The Lender agrees that it will not make any public announcement, comment or statement about its arrangement in the Facilities without the prior written consent of the Borrower, save that following the first Utilisation Date, the Lender may disclose the Borrower’s names, it’s commitments and roles hereunder and any other information already in the public domain without the Borrower’s consent.

41.8	Clause 41.7 above is not and shall not be deemed to constitute, an express or implied agreement by the Lender with any Obligor for a higher degree of confidentiality than that prescribed in Section 47 of, and the Third Schedule to, the Singapore Banking Act (Chapter 19).

Personal Data Protection Act

41.9	Without prejudice to any Data Protection Agreement (whether existing at the date of this Agreement or entered into from time to time) (as defined below), each Obligor represents and warrants that, to the extent required by applicable law and regulations (including, without limitation, the Personal Data Protection Act 2012 of Singapore (the PDPA)), prior to the disclosure of any Personal Data to the Lender, it has provided notice to and obtained the necessary consents from the relevant individuals whose Personal Data is being disclosed to the Lender to allow the Lender to collect, use and/or disclose their Personal Data for or in connection with the Purposes (as defined below). Each Obligor further represents and warrants that it will, should it become aware that any individual whose Personal Data was previously disclosed to the Lender has subsequently withdrawn such consent or whose Personal Data is no longer accurate, notify the Lender thereof and promptly provide to the Lender with the updated Personal Data. Any consent given pursuant to this Agreement in relation to Personal Data shall, subject to all applicable laws and regulations, survive death, incapacity, bankruptcy or insolvency of any such individual and the termination or expiration of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

For the purposes of this clause 41.9:

Data Protection Agreement means any document relating to the agreement and consent from an individual in relation to the use, collection and/or disclosure of his/ her Personal Data in connection with the purposes set out in that document entered or to be entered into between any Obligor and the Lender;

Personal Data shall have the meaning given to it in the PDPA;

Purposes shall refer to one or more of the following purposes:

(a)	collecting, using, disclosing, sharing, storing and processing (through authorised service providers, relevant third parties or otherwise) the individuals’ Personal Data for or in connection with the Transaction;

(b)	administering and/or managing the Transaction and dealing in all matters relating to the Transaction including (i) the carrying out of due diligence or other screening activities (including background checks) in accordance with legal or regulatory obligations or internal risk management procedures (including but not limited to those designed to combat financial crime, “know-your customer”, anti-money laundering, counter-terrorist financing or anti-bribery), (ii) credit checks and assessments, (iii) prevention and investigation of crime, fraud, misconduct, any unlawful action or omission and (iv) complying with policies and procedures that may be required by law, applicable regulation, guidelines or notices and/or that may have been put in place by the Lender applying to the Transaction; and

(c)	such other purposes as set out in the Lender’s data privacy statement (a copy of which has been extended to each Obligor); and

Transaction means the execution of the Agreement and the other Finance Documents and the performance of all transactions by the Lender, including the exercise of all rights, remedies and powers of or by the Lender, as contemplated under the Agreement and the other Finance Documents.

42	Confidentiality of Funding Rates

42.1	Confidentiality and disclosure

(a)	The Lender and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by clause 42.1(b) below.

(b)	Each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this clause 42.1(b)(i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the relevant Obligor, it is not practicable to do so in the circumstances;

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the relevant Obligor, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the Lender.

42.2	Related obligations

(a)	Each Obligor acknowledges that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	Each Obligor agrees (to the extent permitted by law and regulation) to inform the Lender:

(i)	of the circumstances of any disclosure made pursuant to clause 42.1(b)(ii) (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this clause 42.

42.3	No Event of Default

No Event of Default will occur under clause 28.8 (Other obligations) by reason only of an Obligor’s failure to comply with this clause 42.

43	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

44	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party (and any other Obligor who is a party to any other Finance Document to which this clause is expressed by the terms of that other Finance Document to apply) acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Section 12 - Governing Law and Enforcement

45	Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

46	Enforcement

Jurisdiction of Singapore courts

46.1	The courts of Singapore have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

46.2	The Parties agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

46.3	Clauses 46.1 and 46.2 are for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

Service of process

46.4	Without prejudice to any other mode of service allowed under any relevant law, the Parent:

(a)	irrevocably appoints the Borrower as its Singapore process agent as its agent for service of process in relation to any proceedings before the Singapore courts in connection with any Finance Document;

(b)	agrees that failure by a process agent to notify the Parent of the process will not invalidate the proceedings concerned; and

(c)	if any person appointed as process agent for the Parent is unable for any reason to act as agent for service of process, the Parent must immediately (and in any event within ten (10) days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Schedule 1

The original parties

Borrower

Name:	Hafnia Pte. Ltd.
Original Jurisdiction of formation	Singapore
Registration number (or equivalent, if any)	201510759D
Registered office	10 Pasir Panjang Road, #18-01, Mapletree Business City, Singapore 117438
Email communications	[REDACTED]
Address for service of notices	10 Pasir Panjang Road, #18-01, Mapletree Business City, Singapore 117438

Parent

Name of Parent	Hafnia Limited
Original Jurisdiction of formation	Bermuda
Registration number (or equivalent, if any)	49023
Singapore process agent	Hafnia Pte. Ltd.
Registered office	Washington Mall Phase 2, 4th Floor, Suite 400, 22 Church Street, HM1189, Hamilton, HM EX, Bermuda
Email communications	[REDACTED]
Address for service of notices	10 Pasir Panjang Road, #18-01, Mapletree Business City, Singapore 117438

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

The Lender

Name	Skandinaviska Enskilda Banken AB (publ), Singapore Branch
Facility Office, address, email address, fax number and attention details for notices	Documentation/ Credit matters: Contact Persons: [REDACTED]
Telephone No.: [REDACTED]
Fax No.: [REDACTED]
Address: 50 Collyer Quay #12-03, OUE Bayfront, Singapore 049321
E-mail Address: [REDACTED]
Loan administrative purposes:
Contact Persons: [REDACTED]
Telephone No.: [REDACTED]
Fax No.: [REDACTED]
Address: 50 Collyer Quay #12-03, OUE Bayfront, Singapore 049321
E-mail Address: [REDACTED]
Term Loan Facility Commitment ($)	68,575,000
Revolving Credit Facility Commitment ($)	15,825,000
Total:	84,400,000

Hedging Provider

Name	Skandinaviska Enskilda Banken AB (publ)
Facility Office, address,	Contact Persons: [REDACTED]
email address, fax number
and attention details for	Telephone No.: [REDACTED]
notices	Fax No.: [REDACTED]
Address: Kungsträdgårdsgatan 8, SE-10640, Stockholm, Sweden
E-mail Address: [REDACTED]

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Schedule 2

Ship information

Ship	Name	IMO Number	Type of Ship	Owner	Flag State	Approved Classification Society
1	BW Eagle	9708071	MR	BW Clearwater Pte. Ltd.	Singapore	Lloyd’s Register
2	BW Hawk	9607198	MR	BW Clearwater Pte. Ltd.	Singapore	American Bureau of Shipping
3	BW Kestrel	9607203	MR	BW Clearwater Pte. Ltd.	Singapore	American Bureau of Shipping
4	BW Merlin	9682239	MR	BW Clearwater Pte. Ltd.	Singapore	DNV

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Schedule 3

Conditions precedent

In this Schedule 3, “copy” or “certified copy” or “certified extract” means, in respect of a document and a person, a certificate of a director or the company secretary of the relevant person or external legal counsel or notary public dated as of a date reasonably near the first Utilisation Date certifying and attaching as a true, complete and up-to-date copy, such document.

Part 1

Initial conditions precedent to signing

1	Obligors' corporate documents

(a)	A copy of the Constitutional Documents of each Obligor.

(b)	A certified copy of a resolution (or a certified copy of an extract of a resolution) of the board of directors (as the case may be) of each Obligor (or, if applicable, any committee of such board empowered to approve and authorise the following matters):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party (Relevant Documents) and resolving that it execute the Relevant Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Relevant Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Relevant Documents to which it is a party.

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing any committee referred to in paragraph 1(b) above and conferring authority on that committee.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1(b) above in relation to the Finance Documents and related documents.

(e)	A certificate of the Parent (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Obligor to be exceeded.

(f)	A copy of any power of attorney under which any person is to execute any of the Relevant Documents on behalf of any Obligor.

(g)	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

(h)	In respect of the Parent, a copy of a certificate of compliance issued by the Registrar of Companies in Bermuda.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

2	“Know your customer” information

Such documentation and information as the Lender may reasonably request to comply with "know your customer" or similar identification procedures under all laws and regulations applicable to the Lender.

3	Other documents and evidence

(a)	Evidence that any process agent referred to in clause 46.4 (Service of process) or any equivalent provision of any other Finance Document entered into on or before the first Utilisation Date, if not an Obligor, has accepted its appointment.

(b)	A copy of any other authorisation or other document, opinion or assurance which the Lender considers to be necessary (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements.

(d)	Evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

4	Group Structure

A copy of the current group structure chart for the Group.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Part 2

Conditions precedent to the delivery of the first Utilisation Request

1	Corporate documents

If there is a delay of more than one month between the provision of the conditions in Part 1 of this Schedule 3 and the conditions in Part 2 of this Schedule 3:

(a)	a certificate of an authorised signatory of the Owner certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended; and

(b)	a certificate of an authorised signatory of each other Obligor which is party to any of the Original Security Documents required to be executed at or before the first Utilisation Date certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

2	Legal opinions

The following legal opinions, each addressed to the Lender:

(a)	a legal opinion of Norton Rose Fulbright (Asia) LLP on matters of English law, in the agreed form as approved by the Lender;

(b)	a legal opinion Norton Rose Fulbright (Asia) LLP on matters of Singapore law, in the agreed form as approved by the Lender;

(c)	a legal opinion of Conyers Dill & Pearman Limited on matters of Bermuda law, in the agreed form as approved by the Lender.

3	Other documents and evidence

(a)	A copy of any other authorisation or other document, opinion or assurance which the Lender considers to be necessary (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)	Evidence that the fees, commissions, costs and expenses then due from the Borrower pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(c)	If relevant, an assurance from the Borrower that any withholding tax will be paid or that an application to the relevant tax authorities has or will be sent.

4	Hedging Master Agreements

If the Borrower is to enter into any hedging arrangements with the Hedging Provider in accordance with the terms of this Agreement on or prior to the first Utilisation Date, evidence that the Hedging Master Agreements have been executed by the Borrower and the Hedging Provider.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

5	Value of security

Valuations for all the Ships obtained (not more than forty five (45) days before the first Utilisation Date) and prepared on a basis in accordance with clause 25 (Minimum security value).

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Part 3

Ship and security conditions precedent

1	Security

(a)	The Mortgage and the Deed of Covenant in respect of each Ship duly executed by the Owner.

(b)	The Shipowner Guarantee in respect of each Ship duly executed by the Owner.

(c)	Any Manager's Undertaking in respect of each Ship required on the first Utilisation Date pursuant to the Finance Documents duly executed by the relevant manager.

(d)	If applicable, any Insurance Undertaking in respect of each Ship required on the first Utilisation Date pursuant to the Finance Documents duly executed by the relevant person.

(e)	Duly executed notices of assignment and acknowledgements of those notices as required by any of the above Security Documents.

2	Registration of Ships Evidence that each Ship:

(a)	is legally and beneficially owned by the Owner and registered at least provisionally in the name of the Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)	is classed with the relevant Classification free of any overdue requirements and recommendations of the relevant Approved Classification Society, such evidence being the classification certificate for each Ship issued by the relevant Approved Classification Society; and

(c)	is insured in the manner required by the Finance Documents.

3	Mortgage registration

Evidence that on the first Utilisation Date, any existing registered mortgages on each Ship shall be discharged and evidence that the Mortgage in respect of each Ship has been (or will, on the first Utilisation Date, be) registered against the relevant Ship through the relevant Registry under the laws and flag of the relevant Flag State.

4	Legal opinions

The following legal opinions, each addressed to the Lender:

(a)	a legal opinion of Norton Rose Fulbright (Asia) LLP on matters of English law, substantially in the agreed form as approved by the Lender;

(b)	a legal opinion of Norton Rose Fulbright (Asia) LLP on matters of Singapore law, substantially in the agreed form as approved by the Lender; and

(c)	a legal opinion of Conyers Dill & Pearman Limited on matters of Bermuda law, substantially in the agreed form as approved by the Lender.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

5	Insurance

In relation to each Ship’s Insurances:

(a)	an agreed form opinion from insurance consultants appointed by the Lender on such Insurances;

(b)	evidence that such Insurances have or will be been placed in accordance with clause 24 (Insurance); and

(c)	evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favour of the Lender in an approved form in relation to the Insurances.

6	ISM and ISPS Code

Copies of:

(a)	the document of compliance issued in accordance with the ISM Code to the person who is the operator of each Ship for the purposes of that code;

(b)	the safety management certificate in respect of each Ship issued in accordance with the ISM Code;

(c)	the international ship security certificate in respect of each Ship issued under the ISPS Code; and

(d)	if so requested by the Lender with the Lender providing not less than 5 Business Days’ prior written notice prior to the Utilisation Date, any other certificates issued under any applicable code required to be observed by each Ship or in relation to its operation under any applicable law.

7	Fees and expenses

Evidence that the fees, commissions, costs and expenses that are due from the Borrower pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

8	Environmental matters

Evidence of each Ship’s certificate of financial responsibility issued pursuant to the United States law.

9	Management Agreement

Where:

(a)	a technical manager of a Ship has been approved in accordance with clause 22.6 (Manager), a copy, certified by an approved person to be a true and complete copy, of each technical management agreement (but not, for the avoidance of doubt, any commercial management agreement) between the Owner and the manager relating to the appointment of such manager for that Ship;

(b)	a Ship is entered into a pooling arrangement pursuant to a Pool Agreement, such pertinent information in respect of the Pool Agreement related to that Ship as the Lender (in conjunction with its legal advisers) may reasonably request including, without limitation, the parties to the Pool Agreement, the notice period for termination of the Pool Agreement and any terms of the Pool Agreement which could impact or otherwise be relevant in the case that the Lender enforces any Security Interest in respect of that Ship.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

10	Other conditions

A copy of any other document, authorisation, opinion or assurance which the Lender reasonably considers to be necessary or desirable (if it has notified the Borrower accordingly within a reasonable period of time) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Part 4

Conditions subsequent

1	Company registrations

Within thirty (30) days of the first Utilisation Date, evidence that all necessary company registrations in any Relevant Jurisdiction have been effected.

2	Legal opinions

Within five (5) Business Days of the first Utilisation Date, issuance of the following legal opinions:

(a)	A legal opinion of Norton Rose Fulbright (Asia) LLP addressed to the Lender on matters of English law, substantially in the form approved by the Lender;

(b)	A legal opinion of Norton Rose Fulbright (Asia) LLP addressed to the Lender on matters of Singapore law, substantially in the form approved by the Lender;

(c)	A legal opinion of Conyers Dill & Pearman Limited addressed to the Lender on matters of Bermuda law, substantially in the form approved by the Lender.

3	Insurances

Within thirty (30) days of the first Utilisation Date, copies of:

(a)	the issued opinion from insurance consultants appointed by the Lender on such Insurances; and

(b)	the issued letters of undertaking in favour of the Lender in an approved form in relation to the Insurances.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Schedule 4

Utilisation Request

From:     Hafnia Pte. Ltd. (as Borrower)

To:          Skandinaviska Enskilda Banken AB (publ), Singapore Branch (as Lender)

Dated: [●]

Dear Sirs

Up to $84,400,000 Facility Agreement dated [●] 2021 (the Agreement)

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow [the Term Loan][a Revolving Credit Facility Loan] on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)
Amount of the [Term Loan][Revolving Credit Facility Loan]:	$[●]

3	We confirm that each condition specified in clause 4.6 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	The purpose of this [Term Loan][Revolving Credit Facility Loan] is as specified in clause 3 (Purpose) and its proceeds should be credited to [to state full name and account details of relevant existing agent bank, being [DNB Bank ASA] or [the designated account in the name of the Borrower]].

5	We confirm that we will use the proceeds of this [Term Loan][Revolving Credit Facility Loan] for our benefit and under our full responsibility and exclusively for the purposes specified in the Agreement.

6	The [first] Interest Period for the said [Term Loan][Revolving Credit Facility Loan] shall end on a Quarter Date, being [state Quarter Date], in accordance with clause [9.6][9.4] (Selection of Interest Periods).

7	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for Hafnia Pte. Ltd.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Schedule 5

Form of Compliance Certificate

Form of Compliance Certificate – Part A

To:      Skandinaviska Enskilda Banken AB (publ), Singapore Branch as Lender

From: Hafnia Limited as Parent

Dated: [●]

Dear Sirs

Up to $84,400,000 Facility Agreement dated [●] 2021 (the Agreement)

1	I/We refer to the Agreement. This is a Compliance Certificate as referred to in clause 19.7 (Provision and contents of Compliance Certificate) of the Agreement. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	I/We confirm that, based on the calculations set out in the appendix attached to this certificate:

(a)	Adjusted Equity Ratio

On a consolidated basis the Adjusted Equity was [●]% (being not less than 25% of the sum of the Liabilities and Adjusted Equity on the last day of the most recently elapsed fiscal half year).

(b)	Minimum Adjusted Equity

On a consolidated basis the Adjusted Equity was $[●] on the last day of the most recently-elapsed fiscal half year (being not less than $350,000,000).

(c)	Minimum Liquidity

On a consolidated basis, Minimum Liquidity was $[●] on the last day of the most recently elapsed fiscal half year (being equal to or greater than $60,000,000).

3	[I/We confirm that no Default is continuing.] [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]

4	We attach the financial statements and accounts required to be provided pursuant to clause 19 (Information undertakings) of the Agreement.

Signed by:

[Authorised Signatory] [Chief Financial Officer]

HAFNIA LIMITED

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Form of Compliance Certificate – Part B

To:    Skandinaviska Enskilda Banken AB (publ), Singapore Branch as Lender

From: Hafnia Limited as Parent

Dated: [●]

Dear Sirs

Up to $84,400,000 Facility Agreement dated [●] 2021 (the Agreement)

1	I/We refer to the Agreement. This is a Compliance Certificate as referred to in clause 25.2 (Valuation frequency) and clause 25.12 (Security shortfall) of the Agreement. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	[I/We confirm that no Default is continuing.] [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]

3	Pursuant to clause 25.12 (Security shortfall) of the Agreement, we attach the calculations confirming that the Security Value is higher than the Minimum Value.

4	We attach valuations of each Mortgaged Ship as required to be provided pursuant to clause 25.2 (Valuation frequency) of the Agreement.

Signed by:

[Authorised Signatory] [Chief Financial Officer]

HAFNIA LIMITED

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Schedule 6

Repayment Schedule

Period	Repaymen Date	Term Loan	RCF	Total Repayment	Term Loan Outstanding	RCF Outstanding	Total Facility Outstanding
0	31 Dec 2021				68,575,000	15,825,000	84,400,000
1	31 Mar 2022	-1,560,000		-1,560,000	67,015,000	15,825,000	82,840,000
2	30 Jun 2022	-1,560,000		-1,560,000	65,455,000	15,825,000	81,280,000
3	30 Sep 2022	-1,560,000		-1,560,000	63,895,000	15,825,000	79,720,000
4	31 Dec 2022	-1,560,000		-1,560,000	62,335,000	15,825,000	78,160,000
5	31 Mar 2023	-1,560,000		-1,560,000	60,775,000	15,825,000	76,600,000
6	30 Jun 2023	-1,560,000		-1,560,000	59,215,000	15,825,000	75,040,000
7	30 Sep 2023	-1,560,000		-1,560,000	57,655,000	15,825,000	73,480,000
8	31 Dec 2023	-1,560,000	-15,825,000	-17,385,000	56,095,000		56,095,000
9	31 Mar 2024	-1,560,000		-1,560,000	54,535,000		54,535,000
10	30 Jun 2024	-1,560,000		-1,560,000	52,975,000		52,975,000
11	30 Sep 2024	-1,560,000		-1,560,000	51,415,000		51,415,000
12	31 Dec 2024	-1,560,000		-1,560,000	49,855,000		49,855,000
13	31 Mar 2025	-1,560,000		-1,560,000	48,295,000		48,295,000
14	30 Jun 2025	-1,560,000		-1,560,000	46,735,000		46,735,000
15	30 Sep 2025	-1,560,000		-1,560,000	45,175,000		45,175,000
16	31 Dec 2025	-1,560,000		-1,560,000	43,615,000		43,615,000
17	31 Mar 2026	-1,560,000		-1,560,000	42,055,000		42,055,000
18	30 Jun 2026	-1,560,000		-1,560,000	40,495,000		40,495,000
19	30 Sep 2026	-1,560,000		-1,560,000	38,935,000		38,935,000
20	31 Dec 2026	-38,935,000		-38,935,000

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

SIGNATURES

THE BORROWER

HAFNIA PTE. LTD

By:	/s/ Petrus Wouter Van Echtelt

THE PARENT

HAFNIA PTE. LTD

By:	/s/ Petrus Wouter Van Echtelt

THE LENDER

SKANDIANVISKA ENSKILDA BANKEN AB (PUBL), SINGAPORE BRANCH

By:	/s/ [REDACTED] [REDACTED]	By:	/s/ [REDACTED] [REDACTED]

THE HEDGING PROVIDER

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

By:	/s/ [REDACTED] [REDACTED]	By:	/s/ [REDACTED] [REDACTED]